Filed Pursuant to Rule 424(b)5
Registration No. 333-260799

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 12, 2021)

$100,000,000

Common Stock

We are offering an aggregate of $100.0 million in shares of our common stock, $0.001 par value per share.

Our common stock is traded on The Nasdaq Global Market under the symbol “SRRA.” On January 24, 2022, the last reported sale price of our common stock on The Nasdaq Global Market was $15.51 per share. At an assumed public price of $15.51 per share, we would offer 6,447,453 shares of common stock in this offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-8 of this prospectus supplement and the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to Sierra Oncology, Inc. (before expenses)	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

Delivery of the shares of common stock is expected to be made on or about                , 2022.

We have granted the underwriters an option for a period of 30 days to purchase up to $15.0 million of additional shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds to us, before expenses, will be $            .

Joint Book-Running Managers

Jefferies	Cantor

Lead Managers

LifeSci Capital	Oppenheimer & Co.	H.C. Wainwright & Co.

Prospectus Supplement dated                , 2022

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or therein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement or the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering. Neither the delivery of this prospectus supplement or the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering, nor the sale of our common stock means that information contained in this prospectus supplement and the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering, is correct after their respective dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement.

We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Sierra,” the “Company” and similar designations refer to Sierra Oncology, Inc. This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain trademarks, service marks and trade names of Sierra Oncology, Inc., including our name and logo. Other trademarks, service marks and trade names referred to in this prospectus supplement or the accompanying prospectus or the information incorporated by reference herein and therein are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. For a more complete understanding of our company and this offering, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated herein and therein and any free writing prospectus that we may authorize for use in connection with this offering, including the “Risk Factors” section contained in this prospectus supplement and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which is incorporated by reference in this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are a late-stage biopharmaceutical company on a mission to deliver targeted therapies that treat rare forms of cancer. Our main focus is the development of momelotinib, an investigational agent for the treatment of myelofibrosis. In January 2022, we announced positive topline data from our pivotal Phase 3 MOMENTUM study—a global, randomized, double-blind clinical trial evaluating momelotinib (MMB) in myelofibrosis patients who are symptomatic and anemic and previously treated with an approved JAK inhibitor. Approximately 1,000 myelofibrosis patients have received momelotinib through clinical trials at different stages of clinical development, and several of the clinical trial participants from early clinical trials have now been on treatment for more than 11 years.

In the fourth quarter of 2019, we launched MOMENTUM, a randomized double-blind Phase 3 trial designed to enroll 180 myelofibrosis patients who were symptomatic and anemic and had been treated previously with a JAK inhibitor. The Primary Endpoint of the trial is the Total Symptom Score (TSS) response rate of momelotinib compared to danazol at Week 24. Danazol has been selected as an appropriate treatment comparator given its use to ameliorate anemia in myelofibrosis patients, as recommended by National Comprehensive Cancer Network (NCCN) and European Society for Medical Oncology (ESMO) guidelines. Patients were randomized 2:1 to receive either momelotinib or danazol. After 24 weeks of treatment, patients on danazol were allowed to crossover to receive momelotinib.

During 2020 and 2021, we operationalized the MOMENTUM trial on a global basis despite the ongoing COVID-19 pandemic. In June 2021, we announced that the MOMENTUM Phase 3 study enrollment has been completed, enrolling 195 patients based on a planned 180 patients. We recently announced that the MOMENTUM Phase 3 study met all of its primary and key secondary endpoints. We expect to submit a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for regulatory approval in the second quarter of 2022, and if approved, we could anticipate a commercial launch in the first half of 2023. There are 15,000 prevalent myelofibrosis patients with anemia in the United States, which represents a potential addressable market for anemic myelofibrosis patients of $3.0 billion. We continue to explore opportunities to expand our pipeline via potential combination therapy studies involving momelotinib in combination with other therapeutic candidate(s), including with our newly in-licensed compound SRA515.

SRA515 (formerly AZD5153), is a potent and selective bromodomain-containing protein 4 (BRD4) bromodomain and extraterminal (BET) inhibitor with a novel bivalent binding mode that we acquired in August 2021 via an exclusive global licensing agreement with AstraZeneca AB (AstraZeneca). We plan to initiate a Phase 2 study examining momelotinib in combination with SRA515 for the treatment of myelofibrosis in the first half of 2022.

Our portfolio also includes SRA737, a selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), an emerging target for the treatment of cancer which has a key role in the DNA Damage Response (DDR). In November 2020, we entered into an amendment to the License Agreement with CRT

Pioneer Fund (CPF) to allow for the potential future clinical development of SRA737. We continue to evaluate several options for combination studies with momelotinib, SRA515 and SRA737 and hope to initiate one or more of them in 2022.

Our principal sources of liquidity as of September 30, 2021 were cash and cash equivalents of $97.1 million. In addition, on January 21, 2022, we entered into a loan and security agreement (the “Loan and Security Agreement”) pursuant to which we incurred $5.0 million aggregate amount of term borrowings at closing and we may incur up to an additional $120.0 million aggregate amount of term borrowings (of which $50.0 million is subject to the lender’s sole discretion). We believe that the net proceeds from this offering together with the available borrowings under the Loan and Security Agreement and existing cash and cash equivalents will be sufficient to fund our projected operating requirements for at least the next 12 months. To fund our operating plans, we may seek additional funds through equity or debt financings, collaborations, licensing transactions or other sources. Accordingly, we may continue to require substantial additional capital to continue our clinical development and potential commercialization activities if any of our product candidates receive regulatory approval.

Summary Risk Factors

The below summary of risk factors provides an overview of many of the risks we are exposed to in the normal course of our business activities and risks related to this offering. As a result, the below summary risks do not contain all of the information that may be important to you, and you should read the summary risks together with the more detailed discussion of risks set forth following this section under the heading “Risk Factors,” as well as elsewhere in this prospectus supplement. Additional risks, beyond those summarized below or discussed elsewhere in this prospectus supplement, may apply to our activities or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. Consistent with the foregoing, we are exposed to a variety of risks, including risks associated with the following:

∎	We have incurred net losses in every year since our inception and anticipate that we will continue to incur net losses for the foreseeable future.

∎

Our business is highly dependent on the success of momelotinib. If we are unable to successfully obtain regulatory approval for and commercialize momelotinib, or experience significant delays in doing so, our business will be materially harmed.

∎

If further preclinical development or clinical trials of momelotinib, or any other future product candidates that we may develop or acquire fail to demonstrate acceptable safety and efficacy or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of current or future product candidates.

∎	Our business, results of operations and financial condition have been adversely affected and may be materially adversely affected by the COVID-19 pandemic.

∎	Our ability to continue as a going concern will require us to obtain additional capital to complete the commercialization of momelotinib and any future product candidates.

∎

We may form or seek strategic alliances, licensing arrangements or other collaborations in the future or enter into a strategic transaction. We may be unable to form or enter into such alliances or arrangements, and we may not realize the expected benefits of any such transaction.

∎	Past and future acquisitions could disrupt our business and harm our financial condition and operating results.

∎

The manufacturing of our product candidates may require outsourced, custom manufacturing and we may encounter difficulties in production, particularly with respect to formulation, process development or scaling up of our manufacturing capabilities. If our third-party manufacturers or suppliers encounter such difficulties, our ability to provide supply of our product candidates for preclinical studies, clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

∎

Our reliance on third-party manufacturing partners or suppliers may cause our supply of research and development, preclinical and clinical development materials to become limited or interrupted or fail to be of satisfactory quantity or quality.

∎	We face significant competition from other hematology and oncology companies, and our operating results will suffer if we fail to compete effectively.

∎	If we are unable to adequately prepare the market for the potential future commercialization of a product, we may not be able to generate product revenue once marketing authorization is obtained.

∎	We may be unable to obtain U.S. or foreign regulatory approval of momelotinib, and, as a result, we may be unable to commercialize momelotinib.

∎	Our internal information technology systems, or those used by our CROs or other contractors or consultants, may fail or suffer security breaches and other security incidents.

∎

If we or any of our independent contractors, consultants, collaborators, manufacturers, vendors or service providers fail to comply with healthcare, privacy and data security laws and regulations, we or they could be subject to enforcement actions, which could result in penalties and affect our ability to develop, market or sell momelotinib or any future product candidates and may harm our reputation.

∎	If we are not able to obtain and enforce patent protection for our technologies or momelotinib, development and commercialization of our product candidates may be adversely affected.

∎

We have a significant number of outstanding warrants which may cause significant dilution to our stockholders, have a material adverse impact on the market price of our common stock, make it more difficult for us to raise funds through future equity offerings and discourage an acquisition of us by a third party.

∎	Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or momelotinib.

∎	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Recent Developments

Phase 3 MOMENTUM Study – Topline Data Release

On January 25, 2022, we issued a press release announcing positive topline data from our pivotal Phase 3 MOMENTUM study–a global, randomized, double-blind clinical trial evaluating momelotinib in myelofibrosis patients who are symptomatic and anemic and previously treated with an approved JAK inhibitor. The study was designed to confirm the benefits of momelotinib on all three hallmarks of myelofibrosis: symptoms, anemia and splenomegaly. The trial met all of its primary and key secondary endpoints.

Topline data announced based on 195 evaluable patients include:

∎	Primary Endpoint of Total Symptom Score (TSS) of >50%: 25% in the MMB arm vs. 9% in the control arm (p=0.009)

∎	Secondary Endpoint of Transfusion Independence (TI): 31% in the MMB arm vs. 20% in the control arm (one-sided p=0.006; non-inferiority)

∎	Secondary Endpoint of Splenic Response Rate (SRR) >35%: 23% in the MMB arm vs. 3% in the control arm (p=0.0006)

∎	The rate of Grade 3 or worse adverse events was 54% in the MMB arm and 65% in the control arm. Serious treatment emergent adverse events were 35% in the MMB arm and 40% in the control arm.

∎	Mean baseline characteristics for all participants were TSS of 27, Hemoglobin (Hgb) of 8 g/dL and platelet counts of 144 x 109/L

Loan and Security Agreement

On January 21, 2022, we entered into the Loan and Security Agreement pursuant (the “Loan and Security Agreement”) with Oxford Finance, LLC, as collateral agent, the lenders from time to time party thereto and Sierra Oncology Canada, LLC, to which we incurred $5.0 million aggregate amount of term borrowings at closing and we may incur up to an additional $120.0 million aggregate amount of term borrowings (of which $50.0 million is subject to the lender’s sole discretion) in a series of tranches based on certain pre-determined milestones. Future milestones include U.S. regulatory approval and additional financing. The additional financing milestone will be met if this offering is completed.

Preliminary Estimate of Cash and Cash Equivalents as of December 31, 2021

As of December 31, 2021, we estimate we had approximately $104.7 million in cash and cash equivalents.

Our consolidated financial statements as of and for the year ended December 31, 2021 are not yet available. The preliminary cash and cash equivalents information included in this prospectus supplement has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the such information. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. It is possible that we or Deloitte & Touche LLP may identify items that require us to make adjustments to such information. We expect to complete our audited consolidated financial statements as of and for the year ended December 31, 2021 subsequent to the completion of this offering. Accordingly, undue reliance should not be placed on this preliminary estimate.

Company Information

We were incorporated in the State of Delaware in May 2003 as Phenome Systems, Inc. and changed our name to ProNAi Therapeutics, Inc. in April 2004. Shortly thereafter, we merged with SenseGene Therapeutics Inc., a Michigan corporation, with ProNAi Therapeutics, Inc. being the surviving corporation. We changed our name to Sierra Oncology, Inc. in January 2017. Our principal executive offices are located at 1820 Gateway Drive, Suite 110, San Mateo, California 94404 and our telephone number is (650) 376-8679. Our website address is www.sierraoncology.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus supplement. Investors should not rely on any such information in deciding whether to purchase our common stock.

THE OFFERING

Common stock offered by us	$100,000,000 of shares of our common stock.

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional $15,000,000 of shares of our common stock from us. The underwriter can exercise this option at any time within 30 days from the date of this prospectus supplement.

Common stock to be outstanding immediately after this offering	shares of common stock (or shares if the underwriter exercises in full the option to purchase additional shares).

Use of proceeds	We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to prepare for potential commercialization of momelotinib, if approved, development of SRA515, a combination therapy study examining momelotinib with SRA515, research, clinical and process development and manufacturing of our product candidates, working capital, capital expenditures and other general corporate purposes. Additionally, we may use a portion of the net proceeds to expand our current business by in-licensing or acquiring, as the case may be, commercial products, product candidates, technologies, compounds, other assets or complementary businesses. However, we have no current commitments or obligations to do so. See the section entitled “Use of Proceeds” on page S-60 of this prospectus supplement.

Risk factors	Investing in our common stock involves significant risks. See the disclosure under the heading “Risk Factors” on page S-8 in this prospectus and under similar headings in other documents incorporated by reference into this prospectus supplement and under similar headings in other documents incorporated by reference into this prospectus supplement.

The Nasdaq Global Market symbol	“SRRA”

The number of shares of our common stock shown above to be outstanding immediately after this offering is based on 14,498,953 shares of our common stock outstanding as of September 30, 2021. Except as otherwise indicated, the number of shares of common stock to be outstanding immediately after this offering excludes:

∎	4,880,267 shares of common stock issuable upon exercise of options outstanding as of September 30, 2021 with a weighted-average exercise price of $19.17 per share;

∎	11,042,733 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2021, with a weighted-average exercise price of $13.21 per share;

∎

1,277,769 shares of common stock reserved and available for future issuance as of September 30, 2021, under our equity incentives plans, consisting of 1,035,359 shares of common stock reserved and available for issuance under our 2015 Equity Incentive Plan, as amended, and 242,410 shares of common stock reserved and available for issuance under our 2018 Equity Inducement Plan, as amended;

∎	1,059,683 shares of common stock issued under an “at -the-market” offering program (“ATM Program”) from October 1, 2021 to December 31, 2021; and

∎	17,500 shares of common stock reserved for issuance under our 2015 Employee Stock Purchase Plan as of September 30, 2021.

Up to $150.0 million of shares of our common stock may be sold from time to time under our ATM Program that we have entered into on August 6, 2020, with Jefferies LLC, of which 3,990,037 shares of common stock have been sold as of September 30, 2021 pursuant to which we received approximately $64.3 million in proceeds, net of commissions and other expenses, and of which 1,059,683 shares of common stock were sold from October 1, 2021 to December 31, 2021 pursuant to which we received approximately $22.9 million in proceeds, net of commissions.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the options and warrants described above and no exercise of the underwriter’s option to purchase additional shares of common stock.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the risk factors described below, in our Annual Report on Form 10-K for the year ended December 31, 2020, and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, incorporated by reference in this prospectus supplement, any amendment or update thereto reflected in subsequent filings with the United States Securities and Exchange Commission (the “SEC”), including in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Business and Industry

We have incurred net losses in every year since our inception and anticipate that we will continue to incur net losses for the foreseeable future.

We are a clinical stage hematology and oncology company with a limited operating history. Since inception, we have incurred significant operating losses. Our net losses were $69.2 million and $80.9 million for the nine months ended September 30, 2021 and the year ended December 31, 2020 respectively. As of September 30, 2021, we had an accumulated deficit of $915.8 million. In connection with the preparation of the Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, we projected insufficient liquidity to fund our operations for the following twelve months beyond the date of the issuance of the condensed consolidated financial statements included in such Quarterly Report on Form 10-Q, which raises substantial doubt about our ability to continue as a going concern. Investment in hematology and oncology product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. For example, in June 2016, we decided to suspend the development of our former lead product candidate PNT2258 after an interim analysis of data from a Phase 2 clinical trial of PNT2258 indicated only modest efficacy. We have also decided to suspend the continued development of SRA141, which was licensed to Carna Biosciences in June 2020, to focus our resources on the clinical development of momelotinib and potentially SRA737. We have no products approved for commercial sale and have not generated any revenue to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue the development of product candidates, fund research and preclinical studies and clinical trials, seek to identify additional product candidates, in-license additional products or technologies, seek regulatory approval, prepare for potential commercialization which will require a significant investment in areas related to contract manufacturing and inventory buildup and continue to operate as a public company.

Even if we succeed in commercializing momelotinib, if approved, or any future product candidates we may acquire or develop, we will continue to incur substantial research and development and other expenditures to develop and market these and other product candidates for which we obtain marketing authorization. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

Our business is highly dependent on the success of momelotinib. If we are unable to successfully obtain regulatory approval for and commercialize momelotinib, or experience significant delays in doing so, our business will be materially harmed.

Our business and future success depend on our ability to successfully obtain regulatory approval for and commercialize momelotinib, a potent, selective and orally bioavailable JAK1, JAK2 and ACVR1 / activin receptor-like kinase-2 (ALK2) inhibitor. Momelotinib has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis, and we launched our MOMENTUM Phase 3 clinical trial for momelotinib in the fourth quarter of 2019 after receiving regulatory feedback concerning the design of the trial.

While momelotinib is a late-stage product candidate for which our Phase 3 clinical trial data suggest the potential to provide promising safety and efficacy in patients who are JAK inhibitor-naïve and in patients who have previously received a JAK inhibitor such as ruxolitinib, FDA may disagree with our interpretation of the data and may require additional clinical testing before we can seek regulatory approval and begin commercialization, if at all. While the FDA has provided regulatory clarity concerning the design of MOMENTUM, our Phase 3 clinical trial for momelotinib, there is no guarantee that we will obtain regulatory approval and be able to begin commercialization on the timeline as we anticipate. Before we can generate any revenue from sales of momelotinib, we must complete additional development activities, including the submission of a marketing application such as a NDA or foreign equivalent, for regulatory review and approval in at least one jurisdiction, make substantial investments, obtain access to sufficient commercial manufacturing capacity and engage in significant marketing and commercial access efforts.

We cannot commercialize momelotinib in the United States without first obtaining regulatory approval from the FDA. Similarly, we cannot commercialize momelotinib outside of the United States without obtaining regulatory approval from similar regulatory authorities outside of the United States, such as the EMA in Europe and the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom. Applications for regulatory approval and regulatory approval of momelotinib in any jurisdiction could be delayed or be denied for many reasons, including but not limited to the following:

∎	the FDA or foreign regulatory authorities may disagree with the number, design or implementation of our clinical trials;

∎	the population studied in the clinical trial may not be considered sufficiently broad or representative to assure safety in the full population for which we seek approval;

∎	the FDA or foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

∎

the data collected from clinical trials of momelotinib may not meet the level of statistical or clinical significance required by the FDA or foreign regulatory authorities or may otherwise not be sufficient to support the submission of an NDA, marketing authorization application or other submission or to obtain regulatory approval in the United States, the European Union or elsewhere;

∎	the FDA or foreign regulatory authorities may require us to conduct additional preclinical studies and clinical trials;

∎

we may be unable to demonstrate to the FDA or foreign regulatory authorities that our product candidate’s response rate, duration of response or risk-benefit ratio for its proposed indication is acceptable;

∎

the FDA or foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications applicable to the manufacture of momelotinib, the facilities of third-party manufacturers with which we contract for clinical and commercial supplies may fail to maintain a compliance status acceptable to the FDA or foreign regulatory authorities or foreign regulatory authorities may fail to approve facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

∎

we or any third-party service providers may be unable to demonstrate compliance with current good manufacturing practices (cGMPs) and/or good clinical practices (GCPs) to the satisfaction of the FDA or foreign regulatory authorities, which could result in delays in regulatory approval;

∎	the regulations or policies of the FDA or foreign regulatory authorities may change in a manner rendering our clinical data insufficient for approval; or

∎	political factors surrounding the approval process, such as government shutdowns, political instability or global pandemics such as the outbreak of the novel strain of coronavirus, COVID-19.

Even if momelotinib were to be approved by the FDA or foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for specified patient populations, age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for momelotinib or any future product candidate in one or more jurisdictions, or if any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the marketing or commercialization of momelotinib or any future product candidate. If competitive products developed by third parties show significant benefit in the indications in which we are developing momelotinib, any planned supportive or primary registration trials may be delayed, altered, terminated or not initiated and any future product candidates may never receive regulatory approval. Our clinical development programs for momelotinib or any future product candidates may also not receive regulatory approval if we have inadequate financial or other resources to advance these product candidates through the clinical trial process. Furthermore, even if we obtain regulatory approval for momelotinib or any future product candidates, we will still need to develop sales, marketing and commercialization infrastructure, or collaborate with a third party for the commercialization of such product candidates, establish commercially viable pricing and obtain approval for coverage and adequate reimbursement from third parties, including government payors. If we are unable to successfully commercialize momelotinib or any future product candidate, we may not be able to generate sufficient revenues to continue our business.

If further preclinical development or clinical trials of momelotinib, or any other future product candidates that we may develop or acquire fail to demonstrate acceptable safety and efficacy or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of current or future product candidates.

Before obtaining marketing approval from regulatory authorities, including the FDA, for the sale of momelotinib or any future product candidates, we must complete preclinical development and conduct extensive clinical trials to demonstrate the safety and efficacy of such product candidates in humans.

The outcome of preclinical testing and early clinical trials may not be predictive of the success of later preclinical testing and clinical trials, and interim results of a clinical trial do not necessarily predict final results. Many companies in the biotechnology industry have suffered significant setbacks in later-stage clinical trials after achieving positive results in early-stage development, and there is a high failure rate for product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. For example, in June 2016, we announced that we decided to suspend the development of our former lead product candidate PNT2258 after an interim analysis of data from a Phase 2 clinical trial of PNT2258 indicated only modest efficacy. We cannot guarantee that we will be successful in obtaining the required efficacy and safety profile for momelotinib, or any future product candidate. A failure of one or more preclinical studies or clinical trials can occur at any stage of testing.

We previously acquired from Gilead momelotinib, a potent, selective and orally bioavailable JAK1, JAK2 and ACVR1/ALK2 inhibitor. Momelotinib has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis, SIMPLIFY-1 and SIMPLIFY-2. Based on the results of the prespecified analyses, neither trial was considered sufficiently compelling to justify the submission of an application for regulatory approval. Although SIMPLIFY-1 met its primary efficacy endpoint of non-inferior spleen volume reduction, it did not meet its key secondary efficacy endpoint of non-inferior reduction in total symptom score; and although SIMPLIFY-2 did not meet its primary efficacy endpoint of superior reduction in spleen volume, it did meet its key secondary efficacy endpoint of superior reduction in total symptom score. In both SIMPLIFY studies, additional secondary endpoints related to transfusion independence rate, transfusion dependence rate, and rate of red blood cell transfusions all favored momelotinib over control and supported the potential for momelotinib to provide meaningful anemia benefits. Based on post hoc analyses of the data for these trials that we subsequently conducted, we believe the trials showed promising substantive spleen and constitutional symptom control. In addition, we believe momelotinib has the potential to provide a differentiated therapeutic profile encompassing anemia-related benefits. As such, we have determined that there is substantial clinical justification for further development of momelotinib.

While we believe the safety and efficacy profile of momelotinib in patients with myelofibrosis appears promising based on the Phase 3 trial results including the MOMENTUM Phase 3 trial, preclinical and clinical data are often susceptible to varying interpretations and analyses, and even if the trials are successfully completed, we cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit momelotinib for approval. Many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. To the extent that the results of our studies and trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, approval of momelotinib may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of momelotinib.

We may experience numerous unforeseen events during, or as a result of, preclinical studies and clinical trials that could delay or prevent our ability to receive marketing approval or commercialize momelotinib or other product candidates, including, but not limited to:

∎	undesirable side effects or other unexpected characteristics of momelotinib or other product candidates, causing us or our investigators, regulators or IRBs to suspend or terminate the trials;

∎	regulators or IRBs may not authorize us or our investigators to initiate a clinical trial, conduct a clinical trial at a prospective trial site, or amend a clinical trial;

∎	government or regulatory delays and changes in regulatory requirements, policy and guidelines, including as a result of the COVID-19 pandemic;

∎

delays in reaching or failure to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites and contract research organizations (CROs), or failure by such CROs or trials sites to carry out the clinical trial in accordance with the terms of our agreements with them;

∎	negative or inconclusive results of preclinical studies or clinical trials;

∎	decision by us to conduct additional preclinical studies or clinical trials or abandon product development programs;

∎	a higher number of patients being required for clinical trials or higher than expected drop out rates;

∎	clinical sites electing to terminate their participation in one of our clinical trials, which would likely have a detrimental effect on subject enrollment;

∎

delays or difficulties with respect to our clinical trials as a result of the COVID-19 pandemic, such as delays or difficulties in the distribution of clinical trial materials, study monitoring and data analysis;

∎	failure of third-party contractors to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

∎	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

∎	suspension or termination of clinical trials for various reasons, including unacceptable health risks;

∎	imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or site by the FDA or foreign regulatory authorities;

∎	greater than expected cost of clinical trials;

∎	insufficient supply or quality of product candidates or other materials, necessary to conduct clinical trials;

∎	FDA rejecting or disagreeing with our statistical plan;

∎	FDA disagreeing with the interpretation of our clinical data;

∎

delays or additional costs as a result of the United Kingdom’s decision to leave the European Union and resulting need to decouple the United Kingdom’s regulatory system from that of the European Union; and

∎	revision of legal or regulatory requirements for approving product candidates.

If we are required to conduct additional preclinical studies or clinical trials or other testing of momelotinib or other product candidates beyond those that we currently contemplate, if we are unable to successfully complete preclinical studies and clinical trials of momelotinib or other product candidates or other testing, or if the results of these studies, trials or tests do not reflect an acceptable safety or efficacy profile, we may:

∎	be delayed or unable to submit additional CTAs or equivalents in one or more countries;

∎	not have the permission of the FDA or other health authorities to commence clinical trials, or may have a clinical hold placed on one or more of our clinical trials;

∎	be delayed in obtaining marketing approval;

∎	not obtain marketing approval at all;

∎	obtain marketing approval in some countries and not in others;

∎	obtain approval for indications or patient populations that are not as broad as intended or desired;

∎	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

∎	be subject to additional post-marketing testing requirements; or

∎	have the product removed from the market after obtaining marketing approval.

Product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any preclinical studies or clinical trials will continue as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical studies and clinical trial delays also could allow our competitors to bring products to market before we do and could impair our ability to successfully commercialize momelotinib or other product candidates, any of which may harm our business and results of operations.

Our business, results of operations and financial condition have been adversely affected and may be materially adversely affected by the COVID-19 pandemic, and a similar public health crises could have a material adverse impact on our business, financial condition and results of operations, including the execution of our clinical trials and the use and sufficiency of our existing cash.

The extent to which the COVID-19 pandemic impacts our business, financial condition and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the COVID-19 pandemic, the emergence of new variants and increased cases which have led to the reimplementation of restrictions in many areas and the actions to contain the virus or treat its impact.

For instance, our MOMENTUM Phase 3 clinical trial for momelotinib was and other trials may be affected by the COVID-19 pandemic. We launched MOMENTUM in the fourth quarter of 2019 and participant dosing, distribution of clinical trial materials, study monitoring and data analysis were and other trials may be delayed due to changes in hospital or university policies, federal, state or local regulations, prioritization of hospital resources toward COVID-19 pandemic efforts, or other reasons related to the COVID-19 pandemic. Additionally, some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and we may be unable to conduct our clinical trial. Any such delays to our planned clinical timelines could also impact the use and sufficiency of our existing cash reserves, and we may be required to raise additional capital earlier than we had previously planned. We may be unable to raise additional capital if and when needed, which may result in further delays or suspension of our development plans. Challenging and uncertain economic conditions can make capital raising costly and dilutive.

We currently utilize third parties to, among other things, manufacture raw materials, drug product, components, parts, and consumables, perform quality testing and distribute drug product. If either we or any third-party in the supply chain for materials used in the production of momelotinib, are adversely impacted by restrictions resulting from the COVID-19 pandemic, our supply chain may be disrupted, limiting our ability to source drug substance and drug product for our clinical trials.

Further, infections and deaths related to the COVID-19 pandemic are disrupting certain healthcare and healthcare regulatory systems globally. Such disruptions could divert healthcare resources away from, or materially delay review by, the FDA and comparable foreign regulatory agencies. As a result of the FDA’s updated industry guidance for conducting clinical trials issued on March 18, 2020, as subsequently updated by the FDA, we may be required to make certain adjustments to our clinical trials, which could delay the submission of our NDA and regulatory approval and increase our costs. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trial or delay in regulatory review resulting from such disruptions could materially adversely affect the development and study of our product candidates. The COVID-19 pandemic may also impact the resources and the availability of FDA to provide feedback and regulatory review or to conduct pre-approval inspections on a timely basis, which will delay our regulatory approval and increase our costs.

In response to the COVID-19 pandemic, many of our employees continue their work outside of our office. In the event of a shelter-in-place order or other mandated local travel restrictions, third parties conducting clinical or manufacturing activities may not be able to access laboratory or manufacturing space, and our core activities may be significantly limited or curtailed, possibly for an extended period of time.

The spread of COVID-19, which has caused a broad impact globally, including restrictions on travel and quarantine policies put into place by businesses and governments, may have a material adverse effect on our business. While the potential economic impact brought by and the duration of the COVID-19 pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets and the trading prices for our common stock and other biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the global effort to control COVID-19 infections could materially and adversely affect our business and the value of our common stock.

The ultimate impact of the COVID-19 pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material adverse impact on our operations, and we will continue to monitor the situation closely. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

If we encounter difficulties enrolling patients in future clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients depends on many factors, including, but not limited to:

∎

the number and size of clinical trials for other product candidates in the same therapeutic area that are currently in clinical development, and our ability to compete with such trials for patients and clinical trial sites;

∎	the patient eligibility criteria defined in the protocols;

∎	the size of the specific patient populations such as those whose tumors harbor the applicable genetic mutations, if required or other defined subsets of a larger patient population;

∎

the risk that disease progression will result in death or clinical deterioration before the patient can enroll in clinical trials or before sufficient data has been collected such that the patient contributes no meaningful information for the clinical trial in which the patient is enrolled;

∎	the proximity and availability of clinical trial sites for prospective patients;

∎	the design of the trials, including the inclusion of a placebo or comparator arm in a trial;

∎	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

∎	our ability to obtain and maintain patient consents;

∎	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

∎	delays and difficulties in enrollment or patient retention in the trial due to the COVID-19 pandemic.

Our future clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates. This competition reduces the number and types of patients and qualified clinical investigators available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors or clinical trial sites may not allow us to conduct our clinical trial at such site if competing trials are already being conducted there. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site. We may also encounter difficulties finding a clinical trial site at which to conduct our trials. Moreover, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, radiation and other approved therapies, rather than enroll patients in any one of our clinical trials. Global pandemics, such as COVID-19, have negatively affected site initiation, as well as recruitment and retention, at sites in regions or cities whose health care system have become overwhelmed due to the pandemic. For example, as a result of the COVID-19 pandemic, several of our MOMENTUM clinical trial sites paused enrollment or are not prioritizing clinical trial activities or allowing enrollment. We may also experience delays or pauses in the delivery of required site activity equipment.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of our planned clinical trials, which could prevent completion of these clinical trials and adversely affect our ability to advance any product candidates we may develop.

Our ability to continue as a going concern will require us to obtain capital to complete the development and commercialization of momelotinib and any future product candidates.

Our principal sources of liquidity as of December 31, 2021 and September 30, 2021 were cash and cash equivalents of approximately $104.7 and $97.1 million, respectively. See “Prospectus Supplement Summary — Recent Developments” for more information relating to the preliminary cash and cash equivalents figure for December 31, 2021. In addition, on January 21, 2022, we entered into the Loan and Security Agreement, pursuant to which we may incur up to an aggregate principal amount of $125.0 million, of which $50.0 million is subject to the lender’s sole discretion, in term loan borrowings. We believe that the net proceeds from this offering together with available borrowings under the Loan and Security Agreement and existing cash and cash equivalents will fund our projected operating requirements for at least the next 12 months. However, we may not be able to draw down all of the borrowing capacity under the Loan and Security Agreement without meeting certain milestones including U.S. regulatory approval and additional financing. The additional financing milestone will be met if this offering is completed.

We expect to spend substantial capital to advance momelotinib or any future product candidates, in preclinical and clinical development, seek regulatory approvals for such product candidates, establish a commercial sales force to market and manufacture products, if any, that are approved for commercial sale. We also incur significant compliance and administrative costs as a result of operating as a public company.

Our future capital requirements will depend on many factors, including, but not limited to:

∎	the results of our planned preclinical studies and clinical trials;

∎	the scope, progress, results and costs of product candidate discovery, preclinical development, laboratory testing and clinical trials for our current and future product candidates;

∎	the costs, timing and outcome of regulatory review of momelotinib and any other future product candidates;

∎	the costs of medical affairs and pre-commercialization activities, including regulatory and reimbursement analysis and market research;

∎

the costs of future commercialization activities, including drug sales, marketing, manufacturing and distribution, for momelotinib or any future product candidates for which we receive marketing approval, to the extent that such sales, marketing, manufacturing and distribution are not the responsibility of any collaborator;

∎	the extent to which we acquire or in-license other drugs and technologies, or to which we out-license our own products and technologies;

∎	the extent to which we acquire or invest in business, products or technologies, although we currently have no commitments or agreements relating to any of these types of transactions;

∎

the extent to which we are able to enter into strategic partnerships, collaborations and alliances or licensing arrangements with third parties including for the commercialization of momelotinib in certain global regions;

∎	our ability to establish and maintain collaborations on favorable terms, if at all;

∎	the success of any collaborations that we may enter into with third parties;

∎	the timing and amount of milestone and royalty payments;

∎	the amount of revenue, if any, received from commercial sales of momelotinib or any future product candidates, should any such product candidates receive marketing approval;

∎	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and

∎	the compliance and administrative costs associated with being a public company.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve drug sales. In addition, momelotinib, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of momelotinib, if approved, which we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the commercialization of momelotinib or other research and development initiatives. In particular, we do not have sufficient funds on hand to adequately prepare for future momelotinib commercialization, if approved. We could also be required to seek collaborators for momelotinib, at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to such product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves. We also may be unable to acquire additional promising product candidates.

We have acquired momelotinib from a third party that had already conducted or was in the process of conducting clinical trials. Our acquisition of momelotinib has resulted in us being required to take over responsibility for conducting ongoing momelotinib trials. We may discover that development efforts of the third parties, including but not limited to historical studies and trials conducted by third parties, did not comply with all applicable rules and regulations. Further development and commercialization of momelotinib will require significant financial and operational resources from us.

Prior to our acquisition of momelotinib, third parties had been responsible for all development activities including, drug process, preclinical and clinical development activities, submission of CTAs and INDs, development of the trial protocols, establishment and management of clinical and safety databases, submission of a pediatric investigation plan (PIP), and other activities. Although we believe the historical development activities were conducted in accordance with applicable rules and regulations in material respects, we cannot assure you that we will not discover inaccuracies or noncompliance in prior development activities that have an adverse effect on the future development of momelotinib. For example, a regulatory authority may choose to inspect an investigational site and/or vendor such as a CRO for a momelotinib study that was previously conducted by Gilead such as the SIMPLIFY-1 or SIMPLIFY-2 studies. Findings from such inspections could have an impact on the review of any future marketing applications by the FDA or foreign regulatory authorities.

In connection with our acquisition of momelotinib, we have assumed the responsibility for ongoing clinical studies with momelotinib, including related expenses and manufacturing and regulatory activities, which were previously managed and funded by Gilead. This includes responsibility for the ongoing extended access study, which provides extended access of momelotinib to certain patients previously enrolled in Gilead-sponsored studies, who are currently receiving treatment with momelotinib and have not experienced progression of disease. Further, extended access programs provide supportive safety information for regulatory review. Any adverse events or reactions experienced by subjects in the extended access program may be attributed to momelotinib and may limit our ability to obtain regulatory approval with labeling that we consider desirable, or at all.

We plan to develop product candidates in combination with momelotinib, which can expose us to additional risks.

We plan to develop product candidates in combination with momelotinib or other approved or unapproved therapies. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or comparable foreign regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. If the therapies we use in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the FDA or comparable foreign regulatory authorities may require us to conduct additional clinical trials prior to approval of the combination therapy. The occurrence of any of these risks could result in our own products, if approved, being removed from the market, require significantly limiting label changes or being less successful commercially.

We also may choose to evaluate product candidates in combination with one or more therapies that have not yet been approved for marketing by the FDA or comparable foreign regulatory authorities. We will not be able to market and sell any product candidate we develop in combination with an unapproved therapy for a combination indication if that unapproved therapy does not ultimately obtain marketing approval either alone or in combination with our product. In addition, unapproved therapies used in combination face the same regulatory and clinical risks described with respect to our product candidates currently in development and clinical trials, including the potential for serious adverse effects, delay in their clinical trials and lack of FDA approval. If the FDA or comparable foreign regulatory authorities do not approve these other drugs or revoke their approval of, or if safety, efficacy, quality, manufacturing or supply issues arise with, the drugs we choose to evaluate in combination with our product candidate we develop, we may be unable to obtain approval of or market such combination therapy.

From time to time we may amend the clinical protocols for our product candidates to include additional objectives that could yield important scientific information critical to our overall development strategy. The protocol amendment process requires review and approval by several review bodies, including regulatory agencies and scientific, regulatory and ethics boards. These protocol amendments may not be accepted by the review bodies in the form submitted, or at all, which may delay our planned enhancements to the clinical development program and/or limit or change the type of information we may gather from those studies.

Regulatory, scientific, ethics committee, and possibly other reviews will be required during the activation process for our any product candidates before the protocol is active at any particular site. It is possible that these reviews could require changes to the design of the study. If the FDA, EMA, MHRA, an ethics committee or scientific review board, or another regulatory authority objects to or otherwise does not accept or approve any future protocols or protocol amendments or requires us to further modify trial protocols, our related planned clinical development program may be delayed or suspended and/or we may not be able to gather information we think would be useful to advance development of our product candidates, and our development programs may be adversely affected.

We may expend our limited resources to pursue a particular product candidate, such as momelotinib, and fail to capitalize on product candidates that may later prove to be more profitable or for which there is a greater likelihood of success. In addition, we may intentionally halt or terminate programs in order to conserve capital and focus on our remaining program or programs, which may increase our reliance on those programs to be successful.

Because we have limited financial and managerial resources, we focus our resources on our product candidate, momelotinib. As a result, we may advertently or inadvertently forgo or delay pursuit of opportunities with other product candidates, including SRA737, that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. In addition, if we halt or terminate programs in order to conserve capital and focus on our remaining program or programs, it may increase our reliance on the success of such programs and raise our exposure to the risk of failure among any of our programs.

While we have currently deprioritized development of SRA737, we are exploring options for future development of this product candidate, if any. However, there can be no assurance that we will successfully obtain development support or the funding necessary to advance SRA737 on commercially reasonable terms, or at all. If we are unable to obtain such support or funding, we may need to permanently cease development of SRA737.

If we do not achieve our projected development goals in the timeframes we announce and expect, our stock price may decline.

From time to time, we estimate the timing of the anticipated accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones are and will be based on numerous assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stock price may decline.

We may form or seek strategic alliances, licensing arrangements or other collaborations in the future or enter into a strategic transaction. We may be unable to form or enter into such alliances or arrangements, and we may not realize the expected benefits of any such transaction.

We evaluate strategic alliances or licensing arrangements, joint ventures or collaborations with third parties and other strategic transactions from time to time including those that will complement or augment our development and commercialization efforts with respect to momelotinib and any future product candidates that we may acquire or develop, or that may provide for other economic value.

For example, in August 2021, we entered into a license agreement with AstraZeneca for an exclusive global license for SRA515 and related compounds. Such license agreement imposes specified diligence, milestone payment, royalty, commercialization, development and other obligations on us and require us to meet development timelines, or to exercise diligent or commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the license. AstraZeneca has the right to terminate a license if we materially breach the agreement and fail to cure such breach within a specified period, in the event of certain patent challenges or in the event we undergo certain bankruptcy events. In spite of our best efforts, our current or any future licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements. If our license agreements are terminated, we may lose our rights to develop and commercialize product candidates and technology, lose patent protection, experience significant delays in the development and commercialization of our product candidates and technology, and incur liability for damages. If these in-licenses are terminated, or if the underlying intellectual property fails to provide the intended exclusivity, our competitors or other third parties could have the freedom to seek regulatory approval of, and to market, products and technologies identical or competitive to ours and we may be required to cease our development and commercialization of certain of our product candidates and technology. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties, including our competitors, to receive licenses to a portion of the intellectual property that is subject to our existing licenses and to compete with any product candidates we may develop and our technology. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects. Disputes may arise between us and our licensors regarding intellectual property rights subject to a license agreement, including:

∎	the scope of rights granted under the license agreement and other interpretation-related issues;

∎	whether and the extent to which our technology and processes infringe on intellectual property rights of the licensor that are not subject to the license agreement;

∎	our right to sublicense intellectual property rights to third parties under collaborative development relationships;

∎

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of the licensed product, and what activities satisfy those diligence obligations; and

∎	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

We are generally also subject to all of the same risks with respect to protection of intellectual property that we license as we are for intellectual property that we own. If we or our licensor fail to adequately protect this intellectual property, our ability to develop, manufacture or commercialize products could suffer.

If disputes over intellectual property rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, our business, results of operations, financial condition, and prospects may be adversely affected.

In June 2020, we licensed SRA141 back to Carna Biosciences, the original licensor. We may be entitled to certain profit share on royalty and non-royalty income and royalties on product sales. If Carna Biosciences or its collaborators fail to successfully develop and commercialize SRA141, we will receive limited to no value from this transaction. In September 2016, we entered into an exclusive license agreement with CRT Pioneer Fund LP (CPF) for worldwide rights, know-how and materials to develop SRA737, a small molecule inhibitor targeting Chk1, a promising therapeutic target to treat cancer. If we fail to meet our diligence and other obligations under the license agreement, we could lose our rights to this technology. These licensing agreements or any future strategic transactions and relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders, disrupt our management and business, forego potential future economic value or result in the loss of strategic value. These transactions and relationships also may result in a delay in the development of momelotinib or any future product candidates if we become dependent upon the other party and such other party does not prioritize the development of such product candidates relative to its other development activities.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for momelotinib because it may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view momelotinib as having the requisite potential to demonstrate safety and efficacy. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that would justify such transaction.

Past and future acquisitions could disrupt our business and harm our financial condition and operating results.

We evaluate additional businesses or product candidates from third parties that we believe will complement or augment our existing momelotinib program. For example, in August 2018, we entered into an Asset Purchase Agreement with Gilead whereby we acquired worldwide rights to the pharmaceutical product momelotinib, an investigational orally bioavailable JAK1, JAK2 and ACVR1/ALK2 inhibitor together with all related intellectual property rights and certain other related assets. Even if the assets we acquire have promising markets or technologies, we may not be able to realize the benefit of acquiring such assets if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new product candidates resulting from an acquisition, including momelotinib, which may delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies or benefits from the asset to justify the transaction. The risks we face in connection with strategic transactions, including our acquisition of momelotinib, include, but are not limited to:

∎	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

∎	integration of research and development efforts;

∎	hiring or training of key employees with knowledge regarding the acquired asset;

∎	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;

∎	cultural challenges associated with integrating employees, knowledge and processes related to the acquired asset into our organization;

∎	unanticipated write-offs or charges; and

∎	litigation or other claims in connection with the acquired asset.

Our failure to address these risks or other problems encountered in connection with acquisitions could cause us to fail to realize the anticipated benefits of these transactions, cause us to incur unanticipated liabilities and harm the business generally. There is also a risk that future acquisitions will result in the incurrence of debt, contingent liabilities, amortization expenses or incremental operating expenses, any of which could harm our financial condition or operating results.

Provisions of any debt instruments, including the Loan and Security Agreement, may restrict our ability to pursue our business strategies.

The Loan and Security Agreement requires us, and any debt instruments we may enter into in the future may require us, to comply with various covenants that limit our ability to, among other things:

∎	dispose of assets;

∎	complete mergers or acquisitions;

∎	incur indebtedness;

∎	encumber assets;

∎	pay dividends or make other distributions to holders of our capital stock;

∎	make specified investments;

∎	change certain key management personnel; and

∎	engage in transactions with our affiliates.

These restrictions could inhibit our ability to pursue our business strategies. The Loan and Security Agreement includes customary events of default, including, among others, payment defaults, breach of representations and warrants, covenant defaults, cross-defaults to other debt, judgment defaults, insolvency and bankruptcy defaults, a material adverse change default and delisting of our common stock. If we default under the Loan and Security Agreement, and such event of default was not cured or waived, the lenders could terminate commitments to lend and cause all amounts then outstanding with respect to the debt to be due and payable immediately, which in turn could result in cross defaults under any other debt instruments then outstanding. Our assets and cash flow may not be sufficient to fully repay borrowings under all of our outstanding debt instruments if some or all of these instruments are accelerated upon a default.

We may incur additional indebtedness in the future. The debt instruments governing such indebtedness could contain provisions that are as, or more, restrictive than our existing debt instruments. The credit facility under the Loan and Security Agreement is secured by a lien covering substantially all of our assets, excluding our intellectual property, until the first date on which the aggregate outstanding principal amount of the term loans equals or exceeds $50 million, at which time we agree to grant a security interest in our intellectual property. If we are unable to repay, refinance or restructure our indebtedness when payment is due, the lenders could proceed against the collateral granted to them to secure such indebtedness or force us into bankruptcy or liquidation.

The manufacturing of our product candidates may require outsourced, custom manufacturing and we may encounter difficulties in production, particularly with respect to formulation, process development or scaling up of our manufacturing capabilities. If our third-party manufacturers or suppliers encounter such difficulties, our ability to provide supply of our product candidates for preclinical studies, clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

As product candidates are developed, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause our product candidates to perform differently and affect the results of planned preclinical studies or future clinical trials.

If either we or any third-party in the supply chain for materials used in the production of our product candidates are adversely impacted by restrictions resulting from the COVID-19 outbreak, our supply chain may be disrupted, limiting the ability of our third-party manufacturers to manufacture product candidates for our clinical trials.

Although we are working to develop commercially viable manufacturing processes, doing so is a difficult and uncertain task, and there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including, among others, cost overruns, potential problems with process scale up or formulation, process reproducibility, stability issues, lot consistency and timely availability of reagents or raw materials.

Any of these challenges could delay completion of preclinical studies or clinical trials, require bridging studies or trials, or the repetition of one or more studies or trials, increase development costs, delay approval of our product candidates, impair commercialization efforts, increase our cost of goods and have an adverse effect on our business, financial condition, results of operations and growth prospects.

Our reliance on third-party manufacturing partners or suppliers may cause our supply of research and development, preclinical and clinical development materials as well as future commercial product to become limited or interrupted or fail to be of satisfactory quantity or quality.

We do not have any manufacturing facilities or personnel. We have relied on third parties for the manufacture and supply of preclinical and clinical trial materials in relation to momelotinib and SRA515, including materials for any combination therapy trials that we may undertake, and any future potential product candidates that we may develop for preclinical and clinical testing, as well as for commercial manufacture if momelotinib receives marketing approval. We have engaged, or expect to engage, third-party manufacturers to obtain materials and consumables necessary for the manufacture of momelotinib.

We may be unable to establish further agreements with third-party manufacturers and suppliers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers and suppliers entails additional risks, including, but not limited to:

∎	reliance on the third party for sufficient quantity and quality;

∎	the possible breach of the manufacturing or supply agreement by the third party;

∎	failure to manufacture or supply the product according to our specifications;

∎	failure to manufacture or supply the product according to our schedule or at all;

∎	the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or comparator not being properly identified;

∎	misappropriation of our proprietary information, including our trade secrets and know-how;

∎	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

∎	the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions; and

∎	the reliance on the third party for regulatory compliance, quality assurance and safety reporting.

While we require our third-party manufacturers and suppliers to comply with cGMPs in the manufacture of clinical trial materials and commercial supply, should we obtain approval of momelotinib, these third-party manufacturers and suppliers may cease to continue to comply with cGMPs—which are FDA requirements for ensuring product quality control—or similar regulatory requirements outside the United States. Our contract manufacturers and suppliers are subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, although we are not involved in the day-to-day operations of our contract manufacturers or suppliers, we are ultimately responsible for ensuring that our products and product candidates, and any other materials that may be used in our preclinical studies or clinical trials, are manufactured or supplied in accordance with cGMPs. Therefore, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, quality control and quality assurance. Our failure, or the failure of our third-party manufacturers or suppliers, to comply with applicable regulations could result in momelotinib not being approved or sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of momelotinib or approved products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our medicines and harm our business and results of operations.

Additionally, our third-party manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes, or unstable political environments, or medical pandemics such as the COVID-19 outbreak. For example, many of our raw materials for manufacture of momelotinib are produced in Asia which could impact our ability to manufacture and supply material for clinical and commercial supply. If our contract manufacturers were to encounter any manufacturing difficulties or delays due to these factors, our ability to provide product candidates to patients in clinical trials, or to provide product for treatment of patients once approved, would be jeopardized.

We rely on third-party suppliers for the supply of the raw materials required for the production of our product candidates, and we expect to some extent continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. Our dependence on these third-party suppliers and the challenges we may face in obtaining adequate supplies of raw materials involve several risks, including limited control over pricing, availability, quality, and delivery schedules and non-exclusivity. As a small company, our negotiation leverage is limited, and we are likely to get lower priority than our competitors who are larger than we are. We do not have long-term supply agreements, and we purchase our required supplies on a development manufacturing services agreement or purchase order basis. We cannot be certain that our suppliers will continue to provide us with the quantities of these raw materials that we require to satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our product candidates until a new source of supply, if any, could be identified and qualified. We may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and potential commercialization of our product candidates, including limiting supplies necessary for clinical trials and regulatory approvals, which would have a material adverse effect on our business.

Any performance failure on the part of our existing or future manufacturers or suppliers, any interruption or poor yield or quality of manufactured or supplied materials, or any interruption or delay caused by a third party being subject to governmental regulations or moratoriums could result in additional costs, not having sufficient quantities or sufficient quality and may delay, prevent or impair our development, commercialization or marketing efforts. We do not currently have arrangements in place for redundant supply. If any one of our current contract manufacturers or suppliers cannot perform as agreed, we may be required to replace that manufacturer or supplier. Although we believe that there are several potential alternative manufacturers or suppliers who could manufacture or supply momelotinib or the materials for trials relating to our product candidates, we may incur added costs and delays in identifying and qualifying any such replacement.

If our third-party manufacturers or suppliers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages. Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by our third-party manufacturers or suppliers. Our manufacturers and suppliers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ and our suppliers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources.

We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Thus, our current and anticipated future dependence upon others for the manufacture or supply of momelotinib or other product candidates and related medicines and materials may adversely affect our development timeline, our future profit margins or our ability to commercialize momelotinib or any future product candidates that receive marketing approval on a timely and competitive basis.

Our product candidates may cause undesirable side effects or have other properties that could halt their development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

It is possible that the FDA or foreign regulatory authorities may not agree with any assessment of the safety profile of momelotinib. Undesirable side effects caused by our product candidates could cause us, IRBs, our CROs, the FDA or foreign regulatory authorities to interrupt, delay or discontinue development and could result in a clinical hold on any clinical trial, or the denial of regulatory approval by the FDA or foreign regulatory authorities for any or all targeted indications. This, in turn, could prevent us from commercializing product candidates and generating revenues from their sale. In addition, if any of our products cause serious or unexpected side effects or are associated with other safety risks after receiving marketing approval, a number of potential significant negative consequences could result, including, but not limited to:

∎	regulatory authorities may withdraw their approval of this product;

∎	we may be required to recall the product, change the way it is administered, conduct additional clinical trials or change the labeling of the product;

∎	the product may be rendered less competitive and sales may decrease;

∎	our reputation may suffer generally both among clinicians and patients;

∎	we may be exposed to potential lawsuits and associated legal expenses, including costs of resolving claims;

∎

regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, or impose restrictions on distribution in the form of a Risk Evaluation and Mitigation Strategy (REMS) in connection with approval, if any;

∎	we may be required to change the way the product is administered or conduct additional preclinical studies or clinical trials; or

∎	we may be required to change or stop other ongoing clinical trials that may negatively impact the development of the agent for other indications.

If our clinical data demonstrates that momelotinib has an unfavorable safety profile and is unlikely to receive regulatory approval or be successfully commercialized, we may voluntarily suspend or terminate future development of momelotinib.

Any one or a combination of these events could prevent us from obtaining approval and achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing momelotinib, which in turn could delay or prevent us from generating significant revenues from the sale of the product.

We do not have our own laboratory facilities. We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize momelotinib.

We do not have our own laboratory facilities. We depend upon independent investigators and collaborators, such as universities, medical institutions, CROs and strategic partners to conduct our preclinical studies and clinical trials. We expect to have to negotiate budgets and contracts with CROs and trial sites, which may result in delays to our development timelines and increased costs. We will rely heavily on these third parties over the course of our preclinical studies and clinical trials, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal, regulatory and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with GCPs and GLPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for clinical and non-clinical research intended to support a submission or application to FDA or the comparable foreign authority. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable requirements, the data generated in our studies and trials may be deemed unreliable and the FDA or foreign regulatory authorities may require us to perform additional studies or trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our studies or trials comply with the GCP or GLP requirements. In addition, our studies and trials must be conducted with drug product produced under cGMPs. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat studies or trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our preclinical studies and clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing preclinical, clinical and nonclinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols or regulatory requirements or for other reasons, our studies and trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize momelotinib. As a result, our financial results and the commercial prospects for momelotinib would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We may be required to suspend, repeat or terminate our clinical trials if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive, or the trials are not well-designed.

Regulatory agencies, IRBs or data safety monitoring boards may at any time recommend the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. Clinical trials must be conducted in accordance with GCPs, or other applicable foreign regulatory authority guidelines. Clinical trials are subject to oversight by the FDA, foreign regulatory authorities and IRBs at the study sites where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates produced in accordance with applicable cGMPs. Clinical trial data may be rejected by the FDA or foreign regulatory authorities or clinical trials may be suspended by the FDA, foreign regulatory authorities, or us for various reasons, including, but not limited to:

∎

deficiencies in the conduct of the clinical trials, including failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols or to obtain or maintain clinical trial data in accordance with applicable regulatory requirements;

∎	deficiencies in the clinical trial operations or trial sites;

∎	the product candidate may have unforeseen adverse side effects;

∎	deficiencies in the trial designs necessary to demonstrate efficacy;

∎	fatalities or other adverse events (AEs) arising during a clinical trial due to medical problems that may or may not be related to clinical trial treatments;

∎	the product candidates may not appear to be more effective than current therapies;

∎	the quality or stability of the product candidates may fall below acceptable standards; or

∎	failure to adequately demonstrate study conduct oversight, ensure data integrity, and that clinical trial sites complied with the principles of GCPs.

Although we have never been asked by a regulatory agency, IRB or data safety monitoring board to temporarily or permanently discontinue a clinical trial, if we elect or are forced to suspend or terminate a clinical trial of any product candidates, the commercial prospects for that product will be harmed and our ability to generate product revenue from that product may be delayed or eliminated. For example, in June 2016, we decided to suspend the development of our former lead product candidate PNT2258 after an interim analysis of data from a Phase 2 clinical trial on PNT2258 indicated only modest efficacy. Furthermore, any of these events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing momelotinib and impair our ability to generate revenue from the commercialization of these products either by us or by our collaboration partners.

Even if we receive regulatory approval to market momelotinib, the market may not be receptive to our product.

Even if we obtain regulatory approval for momelotinib, it may not gain market acceptance among physicians, patients, healthcare payors and/or the medical community. We believe that the degree of market acceptance will depend on a number of factors, including, but not limited to:

∎	timing of market introduction of momelotinib and competitive products;

∎	safety and efficacy of our product;

∎	prevalence and severity of any side effects;

∎	potential advantages or disadvantages over alternative treatments;

∎	strength of marketing and distribution support;

∎	price of our products, both in absolute terms and relative to alternative treatments;

∎	availability of coverage and reimbursement from government and other third-party payors and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement; and

∎	sequencing of available products.

If momelotinib is approved for commercial sale and fails to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability.

We may be subject to requests for access to momelotinib. Demand for compassionate use of our unapproved therapies could strain our resources, delay our drug development activities, negatively impact our regulatory approval or commercial activities, and result in losses.

We are developing momelotinib to treat a life-threatening illness for which there are currently limited therapeutic options. Other companies in our field have been the target of campaigns requesting access to unapproved drugs. If we experience similar request for access campaigns, we may experience significant disruption to our business which could result in losses. We are a small company with limited resources, and any unanticipated trials or access programs resulting from requests for access could deplete our drug supply, increase our capital expenditures, reduce the availability of potentially eligible clinical trial participants, and otherwise divert our resources from our primary goals.

In addition, legislation referred to as “Right to Try” laws have been introduced at the local and national levels, which are intended to give patients access to unapproved therapies. New and emerging legislation regarding expanded access to unapproved drugs for life-threatening illnesses could negatively impact our business in the future. Either activism or legislation related to requests for access may require us to initiate an unanticipated expanded access program or to make momelotinib more widely available sooner than anticipated.

Patients who receive access to unapproved drugs through compassionate use or expanded access programs have life-threatening illnesses and generally have exhausted all other available therapies. The risk for serious adverse events, including those which may be unrelated to momelotinib, in this patient population is high and could have a negative impact on the safety profile of momelotinib, which could cause significant delays or an inability to successfully commercialize momelotinib and could materially harm our business. In addition, in order to perform the controlled clinical trials required for regulatory approval and successful commercialization of momelotinib, we may receive adverse publicity or experience other disruptions if we do not provide compassionate use access or expanded access programs in response to requests for access from patients in the US or elsewhere in the world. Should we agree to provide compassionate use access or decide to initiate an expanded access program, we could experience adverse publicity or other disruptions related to current or potential participants in such programs. Similarly, we could experience adverse publicity or other disruptions if we were to restructure or pause any compassionate use and/or expanded access program after initiating such a program or after the provision of our product through compassionate access to an individual patient or patients.

We do not have our own laboratory facilities or the ability to discover product candidates. We rely on licensing, acquisition and other forms of strategic relationship to grow our pipeline. Our efforts to acquire additional product candidates and grow our pipeline may be unsuccessful.

We do not have our own laboratory facilities or the ability to discover product candidates. We rely on licensing, acquisition and other forms of strategic relationships to grow our pipeline. We may acquire, or enter into strategic relationships to identify, license and develop, one or more additional product candidates to grow our pipeline. In addition, we may desire to renegotiate our currently existing licensing or asset purchase agreements for any of our product candidates. The identification, evaluation, development and potential acquisition or licensing of additional product candidates is expensive and time-consuming, and our efforts may not lead to the acquisition or licensing of any additional product candidates, that can be successfully developed and commercialized. Competition for viable product candidates is intense, and the acquisition or licensing of product candidates may be more expensive than we are able to afford or may require us to seek additional financing. If our efforts do not lead to the acquisition or successful identification, development and licensing of suitable product candidates, we may be unable to grow our pipeline. In addition, if our efforts to grow our pipeline require us to pursue additional dilutive capital or debt financing strategies, we may experience harm to our financial position and stability.

Even if we are successful in continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development. For example, they may be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be drugs that will receive marketing approval and achieve market acceptance. If we do not successfully develop and commercialize product candidates based upon our approach, we will not be able to obtain product revenue in future periods, which likely would result in significant harm to our financial position and adversely affect our stock price.

We face significant competition from other hematology and oncology companies, and our operating results will suffer if we fail to compete effectively.

The hematology and oncology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We may face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies that are available for the indication or indications for which they are approved and new therapies that may become available in the future.

To our knowledge, there are currently two approved myelofibrosis drugs that specifically rely on JAK inhibition, ruxolitinib, marketed by Incyte Corporation as Jakafi® in the United States and by Novartis as Jakavi in the rest of the world and fedratinib, marketed by Celgene Corporation as Inrebic® in the United States. Fedratinib was also recently approved in Europe. In addition, there is one additional JAK inhibitor competitor in clinical development, at a similar state of development or more advanced than us. CTI Biopharma Corporation is developing pacritinib, for a subset of myelofibrosis patients with platelet counts less than 50,000/uL and finalized its rolling NDA submission in March 2021. However, to our knowledge, there are no drugs that target JAK1, JAK2 and ACVR1/ALK2 on the market, nor in development. Other competitors developing myelofibrosis therapeutics include Acceleron, Constellation Pharma, AbbVie, Kartos and Incyte. Celgene and Acceleron are developing luspatercept in a Phase 3 clinical trial for myelofibrosis. Luspatercept was recently added to the NCCN guidelines as a potential option for managing the anemia associated with myelofibrosis. Constellation Pharma is developing pelabresib (CPI-0610), a BET inhibitor in Phase 3 clinical trial in combination with ruxolitinib. AbbVie announced two Phase 3 clinical trials in combination with ruxolitinib for JAKi naïve and previously JAKi treated patients. Kartos announced clinical trial plans for KRT-232, a MDM2 inhibitor for JAKi relapsed or refractory MF patients. Incyte launched Phase 3 clinical trials to evaluate parsaclisib, in combination with ruxolitinib. In addition, there are several Phase 1 and Phase 2 clinical trials being conducted in myelofibrosis by various companies, including a Phase 2 study of a deuterated form of momelotinib being run by Zelgen Biopharmaceuticals in China. Several additional companies are advancing assets in the early stages of development potentially for the myelofibrosis market. If momelotinib is approved, it will compete with existing therapies for the indication or indications for which it is approved. While we believe that momelotinib may have the ability to provide an anemia benefit in addition to treating the other manifestations of myelofibrosis, which we believe is unique within the JAK inhibitor class of agents, the market for momelotinib is competitive, and physicians and other prescribers may not recommend or prescribe momelotinib over competing products.

Many of the companies against which we may compete have significantly greater financial and other resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the hematology and oncology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our momelotinib program. Development efforts and clinical results of other companies may be unsuccessful or terminated, which could result in a negative perception of momelotinib, decreases in our stock price and adverse regulatory impacts, which could have a material and adverse effect on our ongoing development programs and our business.

Our commercial opportunity could be reduced or eliminated if any competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any drugs that we may develop. Our competitors also may obtain FDA or foreign regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors who may place restrictions on patient access to our drugs in seeking to encourage the use of generic or cheaper drugs. If we fail to complete effectively, our business and operating results would be harmed.

We are dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive oncology industry depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We have in the past and may in the future continue to experience changes in our executive management team resulting from the departure of executives or subsequent hiring of new executives, which may be disruptive to our business. Any changes in business strategies can create uncertainty, may negatively impact our ability to execute our business strategy and advance development, and may ultimately be unsuccessful. The impact of hiring new executives may not be immediately realized. We are substantially dependent on the continued service of our existing management, scientific and medical personnel, including Dr. Stephen Dilly, our President and Chief Executive Officer, Dr. Barbara Klencke, our Chief Medical Officer, and Dr. Mark Kowalski, our Chief of Research and Early Development, because of their familiarity with momelotinib and our development efforts. The loss of the services of any of our executive officers, other key employees and other scientific and medical advisors, including due to illness resulting from COVID-19, and our inability to find suitable replacements, could result in delays in product development and harm our business.

Our operations are conducted in regions where significant competition exists for key personnel and employees. Many other oncology companies and academic and research institutions are located in these regions. Competition for skilled personnel in these markets is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.

Should momelotinib receive marketing approval in the United States, Canada, or elsewhere in the world, we would need to hire a substantial number of specialized personnel, including field-based personnel, unless we were to collaborate with a third party to commercialize momelotinib. If we are responsible for commercializing momelotinib, we would need to increase our administrative headcount to support such expanded development and commercialization operations with respect to momelotinib. Our ability to attract and retain qualified personnel in the future is subject to intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses and our current financial position. The loss of the services of any of our senior management could delay or prevent the development and commercialization of momelotinib or have other adverse effects on our business for an indefinite term. In particular, if we lose any members of our current senior management team, we may not be able to find suitable replacements in a timely fashion, if at all, and our business may be harmed as a result.

We may encounter difficulties in managing our expected growth and in expanding our operations successfully.

Prior to acquiring momelotinib, our most advanced product candidate was in Phase 1/2 development. Advancing momelotinib, if approved, through commercialization will require us to develop or expand our regulatory, manufacturing, medical affairs, marketing and sales capabilities or contract with third parties to provide these capabilities for us. If approved, we must also successfully integrate the employees and operations related to the commercialization of momelotinib. Maintaining additional relationships and managing our future growth will impose significant added responsibilities on members of our management. We must be able to manage our development efforts effectively, manage our clinical trials effectively, hire, train and integrate additional management, development, medical affairs, administrative and sales and marketing personnel, improve our managerial, development, operational and finance systems, and expand our facilities, all of which may impose a strain on our administrative and operational infrastructure. Our future financial performance will depend, in part, on our ability to manage this growth effectively. Even after regulatory approval, we may not be able to accomplish these tasks, failure of which could prevent us from successfully commercializing momelotinib.

If we are unable to adequately prepare the market for the potential future commercialization of a product, we may not be able to generate product revenue once marketing authorization is obtained. We currently have no marketing and sales organization and have no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell momelotinib or any future product candidates, we may not be able to generate product revenue.

We have substantial preparations remaining to be ready for potential future commercialization, and currently have limited commercialization expertise, including no sales, marketing or distribution capabilities and no experience in marketing products. Advancing momelotinib to potential approval will require us to begin commercialization preparation activities and incur related expenses before we obtain final trial results and know whether MOMENTUM will support regulatory approval. These activities will include, among other things, the development of an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other companies to recruit, hire, train and retain qualified marketing and sales personnel. If we are unable to adequately prepare the market for the potential future commercialization of a product, we may not be able to generate product revenue once marketing authorization is obtained.

Additionally, if we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements on commercially reasonable terms, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized momelotinib or any future product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of momelotinib.

We cannot guarantee that we will be able to develop in-house commercialization expertise, including sales and distribution capabilities, or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas.

We depend on our information technology and infrastructure.

We rely on the efficient and uninterrupted operation of information technology systems, including mobile technologies, to manage our operations, to process, transmit and store financial and non-financial information, and to comply with regulatory, legal and tax requirements. We also depend on our information technology infrastructure for communications among our personnel, contractors, consultants and vendors. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud based systems during the COVID-19 situation, could compromise our ability to perform these functions in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could materially adversely affect our operating results and financial condition.

In addition, we depend on third parties to operate and support our information technology systems. These third parties vary from multi-disciplined to boutique providers, and they may have access to our technology infrastructure, systems and our confidential information. Many of these third parties subcontract or outsource some of their responsibilities to other third parties. As a result, our information technology systems, including those functions that are performed by third parties who are involved with or have access to our systems, are very large and complex. Failure by any of these third-party providers to adequately deliver the contracted services, or maintain confidentiality and adequate security controls, could have an adverse effect on our business, which in turn may materially adversely affect our operating results and financial condition. Although we take measures designed to prevent security breaches and cyberattacks, these efforts may not completely eliminate the risk of such incidents and we cannot guarantee security incidents will not impact us in the future. We may need to continuously increase cost and resources to protect security threats and their consequences. If our information technology systems were to fail or be breached, such failure or breach could materially adversely affect our ability to perform critical business functions and sensitive and confidential data could be compromised.

Our internal information technology systems, or those used by our CROs or other contractors or consultants, may fail or suffer security breaches and other security incidents.

Despite our efforts to implement effective administrative, technical, and physical security measures and controls, our internal information technology systems and those of our CROs and other contractors and consultants may become vulnerable to damage and other impacts from security breaches and other incidents and/or unauthorized access, use, and disclosure of protected health information (PHI) and other data. The prevalent use of mobile devices also increases the risk of data security breaches and incidents resulting from lost or stolen devices or compromised security controls. In the ordinary course of our business, we and our CROs and other contractors and consultants collect, store, process and transmit large amounts of sensitive information, including intellectual property, proprietary business information, personal information, health information, financial information, and other confidential information. It is critical that we and our CROs and other contractors and consultants do so in a secure manner in order to ensure the confidentiality, integrity, and availability of such sensitive information. We and certain of our CROs and other contractors and consultants have in the past experienced, and may in the future experience, a security breach or other security incident. When we have experienced security breaches in the past, we took action designed to prevent additional unauthorized access, put further security controls in place where appropriate and worked with outside counsel for any necessary reporting requirements. Any material system failure or security breach or incident could cause interruptions in our operations and could result in a material disruption of our development programs and our business operations. For example, the loss of data from completed or future preclinical studies or clinical trials could result in significant delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on other third parties for the manufacture of momelotinib and to conduct studies and trials, and similar events relating to their information technology systems could also have a material adverse effect on our business. To the extent that any disruption or security breach or incident were to result in a loss of, or damage to, our data or applications, or inappropriate access to, or use, acquisition, or disclosure of confidential or proprietary information, including personal and sensitive information, we could incur liability and the commercialization of momelotinib could be significantly delayed.

Unstable or unfavorable global market and economic conditions may have adverse consequences on our business, financial condition and stock price.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. We cannot assure you that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy and stock price may be adversely affected by any such economic downturn, volatile business environment or large-scale unpredictable or unstable market conditions, including a prolonged government shutdown or as a result of a global pandemic such as the COVID-19 pandemic. While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused and could result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of COVID-19 could materially and adversely affect our business and the value of our common stock.

If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by such individuals could include intentional failures to comply with FDA or international regulations, provide accurate information to the FDA or foreign regulatory authorities, comply with manufacturing standards, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data timely, completely and accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by third parties could also involve the improper use of information obtained in the course of clinical trials.

We have adopted a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of momelotinib outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Even if approved, our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

∎	the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;

∎	the timing of market introduction of the product candidate as well as competitive products;

∎	the clinical indications for which the product candidate is approved;

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restrictions on the use of our product candidates, such as boxed warnings or contraindications in labeling, or a REMS, if any, which may not be required of alternative treatments and competitor products;

∎	the potential and perceived advantages of product candidates over alternative treatments;

∎	the cost of treatment in relation to alternative treatments;

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pricing and the availability of coverage and adequate reimbursement by third-party payors, including government authorities and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement;

∎	relative convenience and ease of administration;

∎	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

∎	the effectiveness of sales and marketing efforts;

∎	unfavorable publicity relating to our products or product candidates or similar approved products or product candidates in development by third parties; and

∎	the approval of other new therapies for the same indications.

If any of our product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate and our financial results could be negatively impacted.

We have never commercialized a product candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize any products on our own or together with suitable collaborators.

We have never commercialized a product candidate. We may license certain rights with respect to our product candidates to collaborators, and, if so, we will rely on the assistance and guidance of those collaborators. For product candidates for which we retain commercialization rights and marketing approval, we will have to develop our own sales, marketing and supply organization or outsource these activities to a third party.

Factors that may affect our ability to commercialize our product candidates, if approved, on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, developing adequate educational and marketing programs to increase public acceptance of our approved product candidates, ensuring regulatory compliance of our company, employees and third parties under applicable healthcare laws, and other unforeseen costs associated with creating an independent sales and marketing organization. Developing a sales and marketing organization will be expensive and time-consuming and could delay the launch of our product candidates upon approval. We may not be able to build an effective sales and marketing organization. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidates, we may not generate revenues from them or be able to reach or sustain profitability.

If the market opportunity for any product candidate that we develop is smaller than we believe, our revenue may be adversely affected, and our business may suffer.

We intend to initially focus our product candidate development on treatments for various oncology indications, including myelofibrosis. The addressable patient populations that may benefit from treatment with our product candidates, if approved, are based on our estimates. These estimates, which have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations and market research, may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. Any regulatory approval of our product candidates would be limited to the therapeutic indications examined in our clinical trials and as determined by the FDA, which would not permit us to market our products for any other therapeutic indications not expressly approved by the FDA. Additionally, the potentially addressable patient population for our product candidates may not ultimately be amenable to treatment with our product candidates. Even if we receive regulatory approval for any of our product candidates, such approval could be conditioned upon label restrictions that materially limit the addressable patient population. Our market opportunity may also be limited by future competitor treatments that enter the market. If any of our estimates prove to be inaccurate, the market opportunity for any product candidate that we or our strategic partners develop could be significantly diminished and have an adverse material impact on our business.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of momelotinib.

We face an inherent risk of product liability as a result of the testing of momelotinib and will face an even greater risk if we commercialize any products. For example, we may be sued if momelotinib causes or is perceived to cause injury or is found to be otherwise unsuitable during testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of momelotinib. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in, but are not limited to:

∎	decreased demand for momelotinib;

∎	injury to our reputation;

∎	withdrawal of clinical trial participants;

∎	initiation of investigations by regulators;

∎	costs to defend the related litigation;

∎	a diversion of management’s time and our resources;

∎	substantial monetary awards to trial participants or patients;

∎	product recalls, withdrawals or labeling, marketing or promotional restrictions;

∎	loss of revenue;

∎	exhaustion of any available insurance and our capital resources;

∎	the inability to commercialize momelotinib; and

∎	a decline in our stock price.

We currently hold liability insurance coverage, but that coverage may not be adequate to cover any and all liabilities that we may incur. We would need to increase our insurance coverage when we begin the commercialization of momelotinib, if ever. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

A variety of risks associated with marketing our product candidates internationally may materially adversely affect our business.

We plan to eventually seek regulatory approval of our product candidates outside of the United States and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

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differing regulatory requirements in foreign countries, such as the lack of pathways for accelerated drug approval, may result in foreign regulatory approvals taking longer and being more costly than obtaining approval in the United States;

∎	foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials or our interpretation of data from nonclinical studies or clinical trials;

∎	approval policies or regulations of foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval;

∎	impact of the COVID-19 pandemic on our ability to produce our product candidates and conduct clinical trials in foreign countries;

∎	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

∎	economic weakness, including inflation, or political instability in particular foreign economies and markets;

∎	compliance with legal requirements applicable to privacy, data protection, information security and other matters;

∎	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

∎	foreign taxes, including withholding of payroll taxes;

∎	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

∎	difficulties staffing and managing foreign operations;

∎	complexities associated with managing multiple payor reimbursement regimes and government payors in foreign countries;

∎	workforce uncertainty in countries where labor unrest is more common than in the United States;

∎	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

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challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

∎	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

∎	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with international operations may materially adversely affect our ability to attain or maintain profitable operations.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be significantly limited, or entirely restricted.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” generally occurs if there is a cumulative change in our ownership by “5% stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.

We have experienced ownership changes in the past, including in 2017 and 2019, and may experience ownership changes in the future as a result of future transactions in our stock, some of which may be outside our control. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income and taxes may be subject to limitations. We may have exposure to greater than anticipated tax liabilities, which could adversely impact our operating results.

Under the Tax Cuts and Jobs Act, or the Tax Act, U.S. federal net operating losses arising in tax years beginning after December 31, 2017 can be carried forward indefinitely, but the deductibility of such U.S. federal net operating losses in taxable years beginning after December 31, 2020 is limited to 80% of taxable income.

Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

We are a U.S.-based multinational company subject to tax in certain U.S. and foreign tax jurisdictions. All of these jurisdictions have in the past and may in the future make changes to their corporate income tax rates and other income tax laws which could adversely affect our future income tax provision. For example, our future income tax obligations could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, by changes in the amount of unrecognized tax benefits, or by changes in tax laws, regulations, accounting principles, or interpretations thereof, including changes with possible retroactive application or effect. Further, U.S. federal, state and local, as well as international tax laws and regulations are extremely complex and subject to varying interpretations. Although we believe that our tax estimates and tax positions are reasonable, there can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge. If we are unsuccessful in such a challenge, the relevant tax authorities may assess additional taxes, which could result in adjustments to, or impact the timing or amount of, taxable income, deductions or other tax allocations, which may adversely affect our results of operations and financial position.

Our quarterly operating results may fluctuate significantly, which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including, but not limited to:

∎	variations in the level of expense related to development programs;

∎	results of preclinical studies and clinical trials, or the addition or termination of preclinical studies, clinical trials or funding support;

∎	the timing of the release of results from any preclinical studies and clinical trials;

∎	the timing and amount of milestone and royalty payments;

∎	changes in the competitive landscape or market opportunity for momelotinib;

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our execution of any new collaboration, licensing or similar arrangement, and the timing of payments we may make or receive under such existing or future arrangements or the termination or modification of any such existing or future arrangements;

∎	any intellectual property infringement lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

∎	any securities or other litigation in which we may become involved;

∎	additions and departures of key personnel;

∎	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures,

∎	strategic investments or changes in business strategy;

∎	the receipt of regulatory approval for momelotinib, and market acceptance and demand for momelotinib;

∎	regulatory developments affecting momelotinib or those of our competitors; and

∎	changes in general market and economic conditions, including global pandemics such as COVID-19.

If our quarterly operating results or expected results from development of momelotinib fall outside the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Risks Related to Government Regulation

We may be unable to obtain U.S. or foreign regulatory approval of momelotinib, and, as a result, we may be unable to commercialize momelotinib. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Momelotinib is, and any future product candidates that we may develop will be, subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, import, export, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing, distribution, import and export of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed before a new drug can be marketed in the United States and in many foreign jurisdictions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our collaborators to begin selling them.

As a company, we have very limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA or foreign regulatory authorities, and, as a company, we have no experience in obtaining approval of any product candidates. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the initiation of clinical trials, depending upon the type, complexity and novelty of the product candidate. We may encounter delays or rejections during any stage of the regulatory review and approval process based upon the failure of clinical or laboratory data to demonstrate compliance with, or upon the failure of the product candidates to meet, the FDA’s or foreign regulatory authorities’ requirements for safety, efficacy and quality.

The standards that the FDA and foreign regulatory authorities use when regulating us are not always applied predictably or uniformly and can change. Because the product candidates we are developing or may develop may represent a new class of drug, the FDA and foreign regulatory authorities have not yet established any definitive policies, practices or guidelines in relation to these drugs. The lack of policies, practices or guidelines may hinder or slow review by the FDA or foreign regulatory authorities of any regulatory filings that we may submit. Moreover, the FDA or foreign regulatory authorities may respond to these submissions by defining requirements we may not have anticipated. Such responses could lead to significant delays in the development of any product candidates.

Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in FDA or foreign regulatory authority policy during the period of product development, clinical trials and regulatory review. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulatory authority, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

In addition, the FDA and/or foreign regulatory authorities may delay, limit, or deny approval of a product candidate for many reasons, including, but not limited to:

∎	the FDA or foreign regulatory authorities may disagree with the design or implementation of our clinical trials, including our statistical plan;

∎	we may be unable to demonstrate to the satisfaction of the FDA or foreign regulatory authorities that a product candidate is safe and effective for any indication;

∎	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

∎	the FDA or foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

∎	the results of our clinical trials may not demonstrate the safety or efficacy required by the FDA or foreign regulatory authorities for approval;

∎	we may be unable to demonstrate the integrity of the clinical trial data to the satisfaction of the FDA or foreign regulatory authorities;

∎

we may be unable to demonstrate the proper conduct of the clinical trial at all clinical trial sites, by our vendors, and by the Sponsor to the satisfaction of the FDA or foreign regulatory authorities;

∎

we may encounter difficulties coming to agreement with the FDA or foreign regulatory authorities on a pediatric investigation or study plan or may encounter difficulties meeting the terms of the plan, once agreed;

∎	the FDA or foreign regulatory authorities may find deficiencies in our manufacturing processes or facilities;

∎	the FDA or foreign regulatory authorities may lack resources or are delayed in conduct pre-approval inspections due to reasons related to COVID-19; and

∎	the FDA’s or foreign regulatory authorities’ approval policies or regulations may significantly change in a manner rendering our clinical data insufficient for approval.

∎	the FDA or foreign regulatory authorities may differ on the appropriate indication for commercial use of current drugs under investigation.

Even if we comply with all of the regulatory requirements of the FDA and foreign regulatory authorities, we may not obtain regulatory approval for momelotinib. If we fail to obtain regulatory approval for momelotinib, we will have no commercialized products and correspondingly no revenue.

In addition, because there may be approved treatments for some of the diseases for which we may seek approval, in order to receive regulatory approval, we may need to demonstrate through clinical trials that the product candidates we develop to treat these diseases, if any, are not only safe and effective, but safer or more effective than existing products. Furthermore, in recent years, there has been increased public and political pressure on the FDA with respect to the approval process for new drugs, and the FDA’s standards, especially regarding drug safety, appear to have become more stringent.

Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from the particular product candidate for which we are seeking approval. Furthermore, any regulatory approval to market a product may be subject to limitations on the approved uses for which we may market the product or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS plan as part of or after approval, which may impose further requirements or restrictions on the distribution or use of an approved product, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may limit the size of the market for the product and affect reimbursement by third-party payors.

If we or any collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our products successfully and could harm our reputation and lead to reduced acceptance of our products by the market. These enforcement actions include, among others:

∎	adverse regulatory inspection findings;

∎	warning letters;

∎	voluntary or mandatory product recalls or public notification or medical product safety alerts to healthcare professionals;

∎	restrictions on, or prohibitions against, marketing our products;

∎	restrictions on, or prohibitions against, importation or exportation of our products;

∎	suspension of review or refusal to approve pending applications or supplements to approved applications;

∎	exclusion from participation in government-funded healthcare programs;

∎	exclusion from eligibility for the award of government contracts for our products;

∎	suspension or withdrawal of product approvals;

∎	product seizures;

∎	injunctions; and

∎	civil and criminal penalties and fines.

We are also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities outside the United States and vice versa.

In Europe, the implementation of the Clinical Trials Regulation depends on confirmation of full functionality of the Clinical Trials Information System (CTIS) through an independent audit, which commenced in September 2020. The system is currently planned to go live in December 2021. The new clinical trial portal and database will be maintained by the EMA in collaboration with the European Commission and the European Union Member States. The objectives of the new regulation include consistent rules for conducting trials throughout the European Union, consistent data standards and adverse events listing, and consistent information on the authorization status. Information on the conduct and results of each clinical trial carried out in the European Union will be made publicly available.

In addition, a new pan-European clinical trial data information database has been created that will be complementary to the database established for pharmacovigilance (Regulation (EC) No 726/2004 with respect to centrally authorized medicinal products). In addition, Commission Implementing Regulation (EU) No 520/2012 outlines the practical implications for marketing authorization holders, national competent authorities, and the EMA. Also, Commission Delegated Regulation (EU) No 357/2014 on post-authorization efficacy studies specifies the situations in which such studies may be required. Post-authorization efficacy studies may be required where concerns relating to some aspects of efficacy of the medicinal product are identified and can be resolved only after the medicinal product has been marketed, or where the understanding of the disease, the clinical methodology or the use of the medicinal product under real-life conditions indicate that previous efficacy evaluations might have to be revised significantly.

Brexit is also expected to disrupt the operation of pre- and post-authorization clinical trial infrastructure. The rules around GMP and pharmacovigilance in the UK currently remain similar to the EU requirements. However, the Falsified Medicines Directive will not apply in Great Britain though it is likely that the UK will implement a procedure to minimize the risk of falsified medicines.

Uncertainty in the regulatory framework and future legislation can lead to disruption in the execution of international multi-center clinical trials, the monitoring of adverse events in through pharmacovigilance programs, the evaluation of the benefit-risk profiles of new medicinal products, and determination of marketing authorization across different jurisdictions. There could also be disruption to the supply and distribution as well as the import/export both of active pharmaceutical ingredients (API) and finished product. Such a disruption could create supply difficulties for ongoing clinical trials and may damage the integrity of the pharmacovigilance database for the safety of new products.

The cumulative effects of the disruption to the regulatory framework, uncertainty in future regulation, and changes to existing regulations may add considerably to the development lead time to marketing authorization and commercialization of products in the European Union and/or the United Kingdom and increase our costs. We cannot predict the impact of such changes and future regulation on our business or the results of our operations.

Even if we receive regulatory approval of any product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we receive for any product candidates we may develop will require surveillance to monitor the safety and efficacy of the product candidate, and may require us to conduct post-approval clinical studies. The FDA may also require a REMS in order to approve momelotinib or any future product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a foreign regulatory authority approves momelotinib, the manufacturing processes, labeling, packaging, distribution, AE reporting, storage, advertising, promotion, import, export and recordkeeping for momelotinib will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval.

Moreover, if we obtain regulatory approval for momelotinib, we will only be permitted to market our products for the indication approved by FDA or foreign regulatory authority, and such approval may involve limitations on the indicated uses or promotional claims we may make for our products, or otherwise not permit labeling that sufficiently differentiates momelotinib from competitive products with comparable therapeutic profiles. For example, we will not be able to claim that our products have fewer side effects, or improve compliance or efficacy unless we can demonstrate those attributes to FDA or foreign regulatory authority in comparative clinical trials. Communications that occur prior to obtaining regulatory approval for momelotinib could also be considered promotional and thus may also be subject to certain FDA or foreign regulatory authority requirements.

Later discovery of previously unknown problems with momelotinib, including adverse effects of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

∎	restrictions on the marketing or manufacturing of momelotinib, withdrawal of the product from the market, or voluntary or mandatory product recalls;

∎	manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

∎	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

∎	imposition of a REMS, which may include distribution or use restrictions;

∎	requirements to conduct additional post-market clinical trials to assess the safety of the product;

∎	fines, warning letters, or untitled letters;

∎	holds on clinical trials;

∎	refusal by the FDA or foreign regulatory authorities to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

∎	product seizure or detention, or refusal to permit the import or export of momelotinib; and

∎	injunctions, the imposition of civil penalties or criminal prosecution.

The FDA’s and foreign regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability.

Moreover, the FDA strictly regulates the promotional claims that may be made about drug products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant civil, criminal and administrative penalties. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

A Fast Track designation by the FDA, as granted for momelotinib or if granted for any future product candidates, may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that such product candidates will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. We previously announced that the FDA had granted Fast Track designation to momelotinib for the treatment of patients with intermediate/high-risk myelofibrosis who have previously received a JAK inhibitor. Receipt of Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time if it believes that the designation is no longer supported by data from our clinical development program. We may seek Fast Track designation for any future product candidates, but there is no assurance that the FDA will grant this status to any future proposed product candidates.

If we or any of our independent contractors, consultants, collaborators, manufacturers, vendors or service providers fail to comply with healthcare, privacy and data security laws and regulations, we or they could be subject to enforcement actions, which could result in significant penalties and affect our ability to develop, market and sell momelotinib or any future product candidates and may harm our reputation.

We are or may in the future be subject to federal, state, and foreign healthcare, privacy and data security laws and regulations pertaining to, among other things, fraud and abuse, data protection and patients’ rights. These laws and regulations include, but are not limited to:

∎

the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid;

∎

the U.S. federal false claims and civil monetary penalties laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting or causing to be presented, claims for payment by government funded programs such as Medicare or Medicaid that are false or fraudulent, and which may apply to us by virtue of statements and representations made to customers or third parties;

∎

the U.S. federal Health Insurance Portability and Accountability Act (HIPAA), which created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud healthcare programs;

∎

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), which imposes requirements on certain types of people and entities relating to the privacy, security, and transmission of individually identifiable PHI, and requires notification to affected individuals and regulatory authorities of certain breaches of security of PHI;

∎

the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, to report annually to the Centers for Medicare & Medicaid Services (CMS) information related to payments and other transfers of value to covered recipients, including physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare providers (such as physician assistants and nurse practitioners) and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members, which is published in a searchable form on an annual basis; and

∎

state laws comparable to each of the above federal laws, such as, for example, anti-kickback and false claims laws that may be broader in scope and also apply to commercial insurers and other non-federal payors, requirements for mandatory corporate regulatory compliance programs, and laws relating to patient data privacy and security. Other state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

In the European Union (EU), the General Data Protection Regulation (GDPR) established new and expanded operational requirements for entities that process, or control personal data generated in the EU, including consent requirements for disclosing the way personal information will be used, information retention requirements, notification requirements in the event of a data breach, and other requirements. In addition, the GDPR imposes strict rules on the transfer of personal data out of the European Economic Area (EEA) and Switzerland to the United States. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. Recent developments have also created uncertainty regarding the rules around such data transfers.

Any actual or alleged violation of the GDPR could result in regulatory investigations and other proceedings, reputational damage, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. Additionally, following the United Kingdom’s exit from the European Union, the UK is a “third country” under the GDPR. In particular, we face exposure in the European Economic Area and the United Kingdom under two parallel regimes, each with the power to impose fines up to the greater of either 4% of total global annual revenue, or €20 million (for the EU) or £17.5 million (for the United Kingdom). We may incur liabilities, expenses, costs, and other operational losses under the GDPR, and applicable laws and regulations relating to privacy and data protection of EU member states and the United Kingdom, in connection with any measures we take to comply with them.

In July 2020, the Court of Justice of the EU (CJEU) invalidated the EU-U.S. Privacy Shield as a mechanism for managing personal data transfers between the EU and the U.S. and onward to other countries. Additionally, in September 2020, the Federal Data Protection and Information Commissioner of Switzerland opined that the Swiss-U.S. Privacy Shield did not provide an adequate level of protection for data transfers from Switzerland to the U.S. pursuant to Swiss data protection law. While the CJEU upheld the adequacy of EU-specified standard contractual clauses (SCCs), a form of contract approved by the European Commission as an adequate data transfer mechanism, the CJEU made clear that reliance on them alone may not necessarily be sufficient in all circumstances and that their use must be assessed on a case-by-case basis taking into account the surveillance laws and right of individuals in the U.S and other onward countries. EU regulators released new SCCs in June 2021 that are required to be implemented over time. Data protection authorities may require measures to be put in place in addition to the SCCs for transfers to countries outside of the EEA, as well as Switzerland and the United Kingdom.

We are currently certified under the EU-U.S. Privacy Shield and the Swiss-U.S. Privacy Shield with respect to our transfer of certain personal data from the EEA to the U.S. We are, however, in the process of updating the mechanisms we currently use to transfer personal data from the EEA and the United Kingdom to the U.S., and any additional mechanisms that may be required to maintain adequate safeguards for personal data transfer, including in light of the new SCCs issued by the European Commission on June 4, 2021. As a result, we may be unsuccessful in maintaining appropriate compliance mechanisms for our transfer and receipt of personal data from the EEA or the United Kingdom and to the U.S. and may be at risk of experiencing reluctance or refusal of European or multi-national partners, clinical trial sites or other third parties with whom we do business and incurring potential regulatory penalties, which may have an adverse effect on our reputation and business.

As developments continue with respect to personal data transfers, we could suffer additional costs, complaints, or regulatory fines, investigations, or other proceedings, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results. We also may be required to engage in new contract negotiations with third parties that aid in processing data on our behalf.

In the United States, state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of personal information. In the United States, non-sensitive personal information generally may be used under current rules and regulations, subject to certain restrictions, so long as the person does not affirmatively “opt-out” of the collection or use of such data. If an “opt-in” model or additional required “opt-outs”, were to be adopted in the United States, less data would be available, and the cost of data would be higher. For example, California enacted the CCPA, which gives California residents new rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. Further, in November 2020, California voters passed the California Privacy Rights Act (CPRA). The CPRA, which will take effect on January 1, 2023 and creates obligations with respect to certain data relating to consumers as of January 1, 2022, significantly expands the CCPA, including by introducing additional obligations such as data minimization and storage limitations, granting additional rights to consumers, such as correction of personal information and additional opt-out rights, and creates a new entity, the California Privacy Protection Agency, to implement and enforce the law. The CCPA and CPRA present many unresolved compliance complexities. The CCPA and CPRA may increase our compliance costs and potential liability. In addition to the CCPA, numerous other states’ legislatures are considering similar laws that will require ongoing compliance efforts and investment. For example, in March 2021, Virginia enacted a Consumer Data Protection Act that will go into effect on January 1, 2023 and in June 2021, Colorado enacted a Colorado Privacy Act that will go into effect on July 1, 2023, both of which share similarities with the CCPA, CPRA, and legislation proposed in other states.

Additionally, if our operations are found to be in violation of any such health care, privacy and data security laws and regulations, we may be subject to significant penalties, including administrative, civil and criminal penalties, monetary damages, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA or foreign regulatory authorities, fees from regulators, fines, significant settlements or judgments resulting from the CCPA’s private right of action, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely impact our financial results. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation by a private party or governmental agency could cause us to incur significant legal expenses, adversely impact our reputation, and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

The insurance coverage and reimbursement status of newly approved products is uncertain. Any products we develop may become subject to unfavorable pricing regulations, third-party coverage and reimbursement practices or healthcare reform initiatives, thereby harming our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drugs vary widely from country to country. Many countries require approval of the sale price of a drug before it can be marketed. The pricing review period begins after marketing or product licensing approval is granted in most cases. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. Although we intend to monitor these regulations, we are currently unable to assess the full impact of such price regulations on our momelotinib program. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenues we are able to generate from the sale of the product in that country.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. In many jurisdictions, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. If we are not currently capturing the scientific and clinical data that will be required for reimbursement approval, we may be required to conduct additional trials, which may delay or suspend reimbursement approval. Additionally, in the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of momelotinib to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Even if we succeed in bringing one or more products to the market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. Because our programs are still in clinical development, we are unable at this time to determine their cost effectiveness or the likely level or method of reimbursement. Increasingly, the third-party payors, such as government and private insurance plans, who reimburse patients or healthcare providers, are requiring that drug companies provide them with predetermined discounts from list prices, and are seeking to reduce the prices charged or the amounts reimbursed for pharmaceutical products. If the level of reimbursement provided for any products we develop is inadequate in light of our development and other costs, our return on investment could be adversely affected.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA), established the Medicare Part D program to provide a voluntary prescription drug benefit to patients with disabilities and seniors. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that will provide coverage of outpatient prescription drugs, such as momelotinib, if approved. Medicare Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee.

We may face difficulties from changes to current regulations and future legislation. Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates or any future product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell a product for which we obtain marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example:

∎	changes to our manufacturing arrangements;

∎	additions or modifications to product labeling;

∎	the recall or discontinuation of our products; or

∎	additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future, including revisions to the ACA. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

∎	the demand for our product candidates, if we obtain regulatory approval;

∎	our ability to set a price that we believe is fair for our products;

∎	our ability to obtain coverage and reimbursement approval for a product;

∎	our ability to generate revenue and achieve or maintain profitability;

∎	the level of taxes that we are required to pay; and

∎	the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Further, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the ACA) substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the pharmaceutical industry in the United States. There have been executive, judicial and Congressional challenges to certain aspects of the ACA. For example, On June 17, 2021 the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how such challenges and the healthcare reform measures of the Biden administration will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Bipartisan Budget Act of 2018 also amended the ACA, effective January 1, 2019, by increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and closing the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” The American Taxpayer Relief Act of 2012, or ATRA, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Other legislative changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and, due to subsequent legislative amendments, including the Infrastructure Investment and Jobs Act, will remain in effect through 2031 with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequester.

There has also been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Presidential executive orders, Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, in 2020, under the Trump administration, the U.S. Department of Health and Human Services (HHS) and CMS issued various rules that were expected to impact, among others, price reductions from pharmaceutical manufacturers to plan sponsors under Part D, fee arrangements between pharmacy benefit managers and manufacturers, importation of prescription drugs from Canada and other countries, manufacturer price reporting requirements under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. Multiple lawsuits have been brought against the HHS challenging various aspects of these new rules. As a result, the Biden administration and HHS have delayed the implementation or published rules rescinding some of these Trump-era policies. In July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. No legislation or administrative actions have been finalized to implement these principles. Pursuant to the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than it receives on the sale of approved products, which could have a material impact on our business. Further, Congress is considering legislation that, if passed, could have significant impact on prices of prescription drugs covered by Medicare, including limitations on drug price increases and allowing Medicare to negotiate pricing for certain covered drugs. The impact of these and future reform measures on us and the pharmaceutical industry as a whole is unclear. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates if approved.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. We cannot be sure to what extent these and future legislative and regulatory efforts, whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. A number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws once we begin commercialization if we obtain regulatory approval for any of our products. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand or additional pricing pressures on any of our products that may receive regulatory approval.

Disruptions at the FDA, the Securities and Exchange Commission and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the Securities and Exchange Commission, or the SEC, and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, since March 2020 when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. As of May 26, 2021, the FDA noted it was continuing to ensure timely reviews of applications for medical products during the ongoing COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA Good Manufacturing Practices. However, the FDA may not be able to continue its current inspection pace, and review timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the ongoing COVID-19 pandemic and travel restrictions, the FDA is unable to complete such required inspections during the review period. We cannot ensure that FDA or any other regulatory authority will conduct a timely pre-approval inspection of our manufacturing sites or clinical trial sites, which could significantly delay approval of our product candidates. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. In the event of any prolonged government shutdown or other disruption, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities on a timely basis, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns, disruptions or delays could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Obtaining and maintaining regulatory approval for momelotinib or any future product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of any of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval for momelotinib or any future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of momelotinib or any future product candidates will be harmed.

If we or our third-party manufacturers fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by ourselves and our third-party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States and abroad governing laboratory procedures and the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental, health and safety laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of trade laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

The Tax Cuts and Jobs Act could increase our tax burden and adversely affect our business and financial condition.

In December 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Act that includes significant changes to the taxation of business entities. These changes include, among others, (i) a permanent reduction to the corporate income tax rate, (ii) revisions to uses and limitations of net operating loss carryforwards, (iii) a partial limitation on the deductibility of business interest expense, and (iv) a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a participation exemption system (along with certain rules designed to prevent erosion of the U.S. income tax base).

In addition, beginning in 2022, the tax legislation will require U.S. research and experimental expenditures to be capitalized and amortized ratably over a five-year period. Any such expenditures attributable to research conducted outside the U.S. must be capitalized and amortized over a 15-year period. Further, the Tax Act, among other things, reduces the orphan drug credit from 50% to 25% of qualifying expenditures. When and if we become profitable, this amortization of research and experimental expenditures and reduction in orphan drug tax credits may result in an increased federal income tax burden, as it may cause us to pay federal income taxes earlier under the revised tax law than under the prior law and, despite being partially off-set by a reduction in the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, may increase our total federal tax liability.

Risks Related to Our Intellectual Property

If we are not able to obtain and enforce patent protection for our technologies or momelotinib, development and commercialization of our product candidates may be adversely affected.

Our success depends in part on our ability to obtain and maintain patents and other forms of intellectual property rights, including in-licenses of intellectual property rights of others, methods used to manufacture momelotinib and methods for treating patients using momelotinib, as well as our ability to preserve our trade secrets, to prevent third parties from infringing upon our proprietary rights and to operate without infringing upon the proprietary rights of others.

We and our future licensors and licensees may not be able to apply for or prosecute patents on certain aspects of momelotinib or our technologies at a reasonable cost in a timely fashion or at all. It is also possible that we or our current licensors, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, such as with respect to proper priority claims, inventorship, claim scope or patent term adjustments. If our current licensors, or any future licensors or licensees, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised and we might not be able to prevent third parties from making, using, and selling competing products. If there are material defects in the form or preparation of our patents or patent applications, such patents or applications may be invalid and unenforceable. Moreover, our competitors may independently develop equivalent knowledge, methods, and know-how. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial condition and operating results.

There is no guarantee that any of our pending patent applications will result in issued or granted patents, that any of our issued or granted patents will not later be found to be invalid or unenforceable or that any issued or granted patents will include claims that are sufficiently broad to cover momelotinib, methods for treating patients using momelotinib or our technologies for manufacturing momelotinib or to provide meaningful protection from our competitors. Moreover, the patent position of oncology companies can be highly uncertain because it involves complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our current and future proprietary technology and momelotinib are covered by valid and enforceable patents or are effectively maintained as trade secrets. If third parties disclose or misappropriate our proprietary rights, it may materially and adversely impact our position in the market.

The U.S. Patent and Trademark Office (USPTO) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. The standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in oncology patents. Moreover, changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. As such, we do not know the degree of future protection that we will have on our proprietary products and technology. While we will endeavor to try to protect momelotinib with intellectual property rights such as patents, as appropriate, the process of obtaining patents is time-consuming, expensive and sometimes unpredictable.

Further, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed (or 20 years after the filing date of the first non-provisional US patent application to which it claims priority). Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for momelotinib, we may be open to competition from generic versions of momelotinib. Further, the extensive period of time between patent filing and regulatory approval for a product candidate limits the time during which we can market a product candidate under patent protection, which may particularly affect the profitability of momelotinib.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for certain aspects of momelotinib and our technologies, we also consider trade secrets, including confidential and unpatented know-how important to the maintenance of our competitive position. We protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to maintain confidentiality and assign their inventions to us.

Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

We are also subject both in the United States and outside the United States to various regulatory schemes regarding requests for the information we provide to regulatory authorities, which may include, in whole or in part, trade secrets or confidential commercial information. While we are likely to be notified in advance of any disclosure of such information and would likely object to such disclosure, there can be no assurance our challenge to the request would be successful.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect momelotinib.

Numerous recent changes to the patent laws and proposed changes to the rules of the USPTO may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, the Leahy-Smith America Invents Act (AIA) enacted in 2011 involves significant changes in patent legislation. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application.

Further, the Supreme Court has ruled on several patent cases in recent years, some of which cases either narrow the scope of patent protection available in certain circumstances or weaken the rights of patent owners in certain situations. These changes have led to increasing uncertainty with regard to the scope and value of our issued patents and to our ability to obtain patents in the future.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that may weaken our and our licensors’ ability to obtain new patents or to enforce existing patents we and our licensors or partners may obtain in the future.

Once granted, patents may remain open to opposition, interference, re-examination, post-grant review, inter partes review, nullification derivation and opposition proceedings in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such initial grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether.

If we do not obtain patent term extension and data exclusivity for any therapeutic candidate or product we may develop, our business may be materially harmed.

Depending upon the timing, duration, and specifics of any FDA marketing approval of any therapeutic candidate or product we may develop, one or more of our patents for momelotinib or our or in-licensed U.S. patents for our technologies may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman Act). The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar extensions as compensation for patent term lost during regulatory review processes are also available in certain foreign countries and territories, such as in Europe under a Supplementary Patent Certificate. However, we may not be granted an extension in the United States and/or foreign countries and territories because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to list eligible patents in the OrangeBook with the FDA within applicable deadlines, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is shorter than what we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and growth prospects could be materially harmed.

We or any future strategic partners may become subject to third-party claims or litigation alleging infringement of patents or other proprietary rights or seeking to invalidate patents or other proprietary rights.

We or any future strategic partners may be subject to third-party claims for infringement or misappropriation of patent or other proprietary rights that prevent us from developing and commercializing our products. If we, our licensors or any future strategic partners are found to infringe a third-party patent or other intellectual property rights, we could be required to pay substantial damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed. In addition, we or any future strategic partners may choose to seek, or be required to seek, a license from a third party, which may not be available on acceptable terms, if at all. Even if a license can be obtained on acceptable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us. If we fail to obtain a required license, we may be unable to effectively market product candidates, which could limit our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations. Alternatively, we may need to redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. In addition, we may find it necessary to pursue claims or initiate lawsuits to protect or enforce our patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceeding relating to patent or other proprietary rights, even if resolved in our favor, could be substantial, and litigation would divert our management’s attention. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and limit our ability to continue our operations.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our products or our technology, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our products or certain aspects of our platform technology. Such a loss of patent protection could have a material adverse impact on our business. Patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without legally infringing our patents or other intellectual property rights.

In addition, in an infringement proceeding, a court may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

We have limited foreign intellectual property rights and may not be able to protect our intellectual property rights throughout the world.

We and our licensors or future licensors and licensees have limited intellectual property rights outside the United States. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to oncology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we fail to comply with our obligations under our purchase agreement with Gilead, we may be required to pay damages.

In connection with our acquisition of momelotinib from Gilead, we are required to make aggregate milestone payments of up to $190.0 million to Gilead upon the achievement of certain regulatory and commercial milestones, including a milestone payment of $25.0 million due upon the approval of momelotinib from the FDA, as well as low double-digit to high-teens percent tiered combined royalties based upon net sales and additional tiered milestone payments upon reaching certain sales milestones. If we breach any of these obligations, we may be required to indemnify the Seller, subject to certain limitations set forth in the momelotinib purchase.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other oncology companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be materially and adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented, or declared generic or determined to be infringing on other marks. Any trademark litigation could be expensive. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be materially and adversely affected.

Risks Related to Ownership of Our Common Stock

The market price of our common stock has been and may continue to be volatile, and you may be unable to sell your shares at or above the price at which you purchased them.

The market price of our common stock has been and may continue to be subject to wide fluctuations. For example, we experienced a significant decrease in our stock price after we announced the suspension of the development of our former lead product candidate PNT2258 and the DNAi platform in June 2016 and after we announced the preliminary clinical data from our two Phase 1/2 studies of SRA737 in June 2019. In addition, the trading prices for our common stock and other biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. Factors affecting the market price of our common stock include, but are not limited to:

∎	the success of existing or new competitive products;

∎	the timing and results of development activities related to our product candidates;

∎	our capital requirements, financings and the related dilution;

∎	the commencement, enrollment or results of future clinical trials we may conduct, or changes in the development status of our product candidates;

∎

any delay in our regulatory filings for our product candidates including momelotinib and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings;

∎	any disputes with Gilead regarding our acquisition of momelotinib and assumption of the related clinical trials;

∎	announcements of significant acquisitions, strategic partnerships, collaborations, joint ventures or capital commitments by us or our competitors;

∎	our ability to acquire or in-license new product candidates to grow our pipeline;

∎	adverse results or delays in preclinical studies or clinical trials;

∎	changes in laws or regulations applicable to our product candidates including momelotinib, including but not limited to clinical trial requirements for approvals;

∎	adverse developments concerning our manufacturers;

∎	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

∎	our inability to establish collaborations if needed, or to out-license our product candidates including momelotinib or technologies on favorable terms or at all;

∎	our failure to commercialize our product candidates including momelotinib;

∎	additions or departures of key scientific or management personnel;

∎	unanticipated serious safety concerns related to the use of our product candidates including momelotinib;

∎	the size and growth of our initial target markets;

∎	our ability to successfully treat additional types of cancers or at different stages;

∎	actual or anticipated variations in quarterly operating results;

∎	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

∎	publication of research reports about us or our industry, or immunotherapy in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

∎	changes in the market valuations of similar companies;

∎	overall performance of the equity markets;

∎	sales of our common stock by us or our stockholders in the future;

∎	the low trading volume and limited public market for our common stock;

∎	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

∎	significant lawsuits, including patent or stockholder litigation;

∎	actions instituted by activist shareholders or others;

∎	general political and economic conditions, including global pandemics such as COVID-19;

∎	fiscal and monetary stimulus measures to counteract the impact of the COVID-19 pandemic; and

∎	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and oncology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Securities class action litigation is often instituted against companies following periods of volatility in the market price of a company’s securities. For example, we have previously vigorously defended purported securities class action lawsuits against us and certain of our executive officers. This type of litigation could result in substantial costs and a diversion of management’s attention and resources, which could harm our business, operating results or financial condition.

Market volatility arising from the COVID-19 pandemic may lead to increased shareholder activism if we experience a market valuation that they believe are not reflective of their intrinsic value. Activist campaigns that contest or conflict with our strategic direction or seek changes in the composition of our board of directors could have an adverse effect on our operating results and financial condition.

The issuance or sale of shares of our common stock, or rights to acquire shares of our common stock could depress the trading price of our common stock.

We may conduct future offerings of our common stock, preferred stock or other securities that are convertible into or exercisable for our common stock to finance our operations or fund acquisitions, or for other purposes. For example, in November 2019, we conducted a public equity offering where we raised net proceeds of approximately $97.7 million in a substantially dilutive transaction to our pre-existing investors. In August 2020, we filed a prospectus supplement pursuant to which we issued and sold $20.0 million of our common stock in ATM offerings. In February 2021, we filed a prospectus supplement pursuant to which we can issue and sell an aggregate of up to an additional $30.0 million of our common stock from time to time in ATM offerings. In addition, on May 7, 2021, we filed a prospectus supplement, pursuant to which we can issue and sell an aggregate of up to an additional $50.0 million of our common stock from time to time in ATM offerings. Also, on November 5, 2021, we filed a prospectus supplement, pursuant to which we can issue and sell an aggregate of up to an additional $50.0 million of our common stock from time to time in the ATM offerings. As of September 30, 2021, we sold 3,990,037 shares under the ATM Program (including the amounts sold under the prospectus supplement filed in August 2020) for net proceeds of $64.3 million, net of commissions and offering expenses, and from October 1, 2021 to December 31, 2021, we sold 1,059,683 shares under the ATM Program for net proceeds of $22.9 million, net of commissions. If we issue additional shares of our common stock or rights to acquire shares of our common stock, if any of our existing stockholders sells a substantial amount of our common stock, or if the market perceives that such issuances or sales may occur, then the trading price of our common stock, and, accordingly, the trading price of our common stock may significantly decrease. In addition, our issuance of additional shares of common stock, including upon exercise of our outstanding warrants, will dilute the ownership interests of our existing common stockholders.

We have a significant number of outstanding warrants which may cause significant dilution to our stockholders, have a material adverse impact on the market price of our common stock, make it more difficult for us to raise funds through future equity offerings and discourage an acquisition of us by a third party.

As more fully described in Note 8. Stockholders’ Equity of the Notes to the Condensed Consolidated Financial Statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 under the subheading “Common Stock Warrants,” we issued Series A warrants and Series B warrants in connection with our November 2019 public offering of Series A Preferred Stock and warrants to Gilead pursuant to the amendment to the Asset Purchase Agreement.

To the extent warrants are exercised, additional shares of common stock will be issued and such issuance may dilute existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares. In addition, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause our common stockholders to be more inclined to sell their shares, which would contribute to a downward movement in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our common stock price could encourage investors to engage in short sales of our common stock, which could further contribute to price declines in our common stock. The fact that our warrant holders can sell substantial amounts of our common stock in the public market could make it more difficult for us to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of our warrants could make us a less attractive acquisition vehicle in the eyes of a target business since the exercise of warrants could reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business.

Further, our warrants could make the structuring of any strategic transaction more complex and affect the terms of any such strategic transaction. In connection with certain “fundamental transactions” involving a change in control of our company, the surviving entity is required to either (1) assume all of our obligations under the warrants or

(2) deliver in connection with the closing of a fundamental transaction in exchange for the cancellation of the warrants, consideration equal in value to the Black-Scholes value of the remaining unexercised portion of the warrants, with an assumed volatility of 100%. These provisions could deter a third party from acquiring us even where the acquisition could be beneficial to you. Any negotiated alternative to such treatment of the warrants would require the approval of the holders of warrants exercisable for the majority of the shares underlying the warrants. Four of our eleven directors are affiliated with investors that hold a majority-in-interest of the Series A warrants. The holders of warrants could exercise their rights under the warrants in a manner that benefits their interests relative to the holders of common stock generally.

We incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the stock exchange upon which our common stock is listed and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404, we are required to furnish a report by our management on our internal control over financial reporting. However, while we remain a non-accelerated filer, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

We have in the past and may in the future identify material weaknesses or significant deficiencies in internal control over financial reporting. Under standards established by the Public Company Accounting Oversight Board, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. We cannot assure you that there will not be additional material weaknesses or significant deficiencies that our independent registered public accounting firm or we will identify. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with the Nasdaq Stock Market listing requirements.

Provisions in our restated certificate of incorporation and restated bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.

Our restated certificate of incorporation and restated bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

∎	establish a classified board of directors so that not all members of our board are elected at one time;

∎	permit only the board of directors to establish the number of directors and fill vacancies on the board;

∎	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

∎	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

∎	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan (also known as a “poison pill”);

∎	eliminate the ability of our stockholders to call special meetings of stockholders;

∎	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

∎	prohibit cumulative voting; and

∎	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

Section 22 of the Securities Act of 1933, as amended (the Securities Act), creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. In April 2020, we amended and restated our restated bylaws to provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (a Federal Forum Provision). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Certain of our 5% stockholders in the aggregate hold a majority of the voting power and may therefore, in effect, be able to exert significant control over matters subject to stockholder approval.

As of September 30, 2021, our executive officers, directors and 5% stockholders collectively beneficially owned a majority of our outstanding voting shares. Four of our current directors are each affiliates of certain 5% stockholders. As of September 30, 2021, these 5% stockholders collectively beneficially own 39.6% of the voting power of our company and 73.2% of the shares underlying the Series A and Series B warrants. Therefore, if such holders acted in concert, these holders may have the ability to influence us through their ownership position and through representation on our board of directors. For example, numerically, these holders may be able to determine the outcome of votes with respect to elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. They also have contractual rights under the warrants that they may exercise in a manner that adversely impacts the interest of holders of capital stock that do not hold warrants. This concentrated ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock.

Risks Related to this Offering

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or momelotinib.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. In November 2019 we conducted a public equity offering where we raised net proceeds of approximately $97.7 million in a substantially dilutive transaction to our pre-existing investors. In August 2020, we filed a prospectus supplement pursuant to which we issued and sold $20.0 million of our common stock. In February 2021, we filed a prospectus supplement pursuant to which we can issue and sell an aggregate of up to $30.0 million of our common stock from time to time in ATM offerings. In addition, on May 7, 2021, we filed a prospectus supplement, pursuant to which we can issue and sell an aggregate of up to an additional $50.0 million of our common stock from time to time in the ATM offerings. Also, on November 5, 2021, we filed a prospectus supplement, pursuant to which we can issue and sell an aggregate of up to an additional $50.0 million of our common stock from time to time in the ATM offerings. As of September 30, 2021, we sold 3,990,037 shares under the ATM Program (including the amounts sold under the prospectus supplement filed in August 2020) for net proceeds of $64.3 million, net of commissions and offering expenses, and from October 1, 2021 to December 31, 2021, we sold 1,059,683 shares under the ATM Program for net proceeds of $22.9 million, net of commissions. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our stockholders will be further diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or momelotinib or grant licenses on terms unfavorable to us.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. These sales, or the perception in the market that our officers, directors or the holders of a large number of shares of our common stock intend to sell shares, could reduce the market price of our common stock. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act. Other than our directors, executive officers and certain stockholders affiliated with our directors, none of our other stockholders are subject to any lock-up agreement in connection with this offering. We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, however, could adversely affect the market price of our common stock and also could adversely affect our future ability to raise capital through the sale of our common stock or other equity-related securities of ours at times and prices we believe appropriate.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering, together with our existing cash and cash equivalents, to prepare for potential commercialization of momelotinib, if approved, development of SRA515, a combination therapy study examining momelotinib with SRA515, research, clinical and process development and manufacturing of our product candidates, working capital, capital expenditures and other general corporate purposes. Additionally, we may use a portion of the net proceeds from this offering to expand our current business by in-licensing or acquiring, as the case may be, commercial products, product candidates, technologies, compounds, other assets or complementary businesses. The failure by our management to apply these funds effectively could harm our business. Pending their use, we plan to invest the net proceeds from this offering in short-term or long-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Shares of our common stock are subordinate to any preferred stock we may issue and to any current and future indebtedness.

Shares of our common stock rank junior to any shares of our preferred stock that we may issue in the future and to any future indebtedness we may incur, as well as to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Any future indebtedness and preferred stock may restrict, payment of dividends on our common stock.

Furthermore, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of our board of directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. We have never paid a dividend on our common stock and have no current intention to pay dividends in the future. Furthermore, our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to our shareholders generally.

General Risks

We may be unable to adequately protect our information technology systems from cyberattacks and other security breaches or incidents, which could result in the disclosure of confidential information, damage our reputation, and subject us to significant financial and legal exposure.

Maintaining the security of our computer information systems and communication systems is a critical issue and we devote considerable internal and external resources to maintaining the security and protection of our systems, but no security measures can provide absolute security. The complexity of our computer systems may make them vulnerable to service interruption, breaches of security, disruption of data integrity, inadvertent errors that expose our data or systems, malicious intrusion, or random attacks. Likewise, privacy or data security incidents or intentional or non-malicious breaches by employees or others may pose a risk that sensitive data, including our intellectual property, trade secrets or personal information we maintain may be exposed to unauthorized persons or to the public, or that risk of loss or misuse of this information could occur, resulting in litigation and potential liability for us, damage our brand and reputation, or otherwise materially adversely affect our business, results of operations, and financial condition.

Cyberattacks upon systems, across industries, are increasing in their frequency, persistence, and sophistication, and are being conducted by sophisticated, well-funded, and organized groups and individuals. These cyberattacks may occur on our systems or those of our CROs or other third-party providers or partners. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures. Such cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, the deployment of harmful malware, ransomware attacks, denial-of-service, and/or other means to threaten data confidentiality, integrity and availability. Those engaging in attacks may implement social engineering techniques to induce our employees or contractors to disclose passwords or other sensitive information or take other actions to gain improper access to data or systems. Further, we engage third-party service providers to store and otherwise process sensitive and personal information, including our CROs. Our CROs and other service providers and partners face substantial risks of security breaches and incidents. Security breaches and other security incidents may result from malfeasance, error or negligence of our employees, contractors, CROs or other service providers or partners. A successful cyberattack could cause serious negative consequences for us, including, without limitation, the disruption of operations, the loss or misappropriation of confidential business information and trade secrets, unauthorized access to or other compromise of personal information or other sensitive information, and the disclosure of corporate strategic plans. We have in the past experienced, and may in the future experience, a compromise of our data or information technology systems, or one or more other events, including employee or contractor error or malfeasance, that results in unauthorized access to, or acquisition, use, or disclosure of, confidential or proprietary information about our company or sensitive information about individuals, such as employees or clinical trial participants, including PHI and other types of personal information. There can be no assurance that our cybersecurity protection efforts will prevent information security breaches or incidents we or those who maintain or process data on our behalf, including CROs and other contractors and consultants, may suffer that would result in business, legal or reputational harm to us, or would have a material adverse effect on our operating results and financial condition. We also may be required to incur significant costs in an effort to detect and prevent security breaches and other security-related incidents. Confidential information obtained by third parties in connection with past or future attacks could be used in ways that adversely affect our company or our stockholders.

Also, the majority of our workforce works remotely rather than in our offices, and we may be more susceptible to security breaches and incidents as a result. Our service providers may be more susceptible to security breaches and other security incidents while social distancing measures restrict the ability of their employees to work at offices to combat the COVID-19 pandemic. Depending on the nature of any information compromised, in the event of a data breach or other unauthorized access to our sensitive information, we may also have obligations to notify affected individuals and regulators about the incident, and we may be required or find it appropriate to provide some form of remedy, such as a subscription to credit monitoring services, pay significant fines to one or more regulators, or pay compensation in connection with a class-action settlement.

While our insurance policies include liability coverage for certain of these matters, subject to applicable deductibles, our insurance coverage might not be adequate for data handling or data security liabilities actually incurred, such insurance may not continue to be available to us in the future on economically reasonable terms, or at all, and insurers may deny us coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our CROs and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemic, such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions, for which we may not have insurance coverage. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. In particular, the potential effects on our business due to the COVID-19 pandemic may be significant and could materially harm our business, operating results and financial condition. We rely on third-party manufacturers to produce and process momelotinib. Our ability to obtain supplies of momelotinib could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption. Our corporate headquarters are located in San Mateo, California, which is near a major earthquake fault. Our operations and financial condition could suffer in the event of a major earthquake or other natural disaster near any of our locations.

We face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We have in the past and may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Any future litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

Changes in interpretation or application of generally accepted accounting principles may adversely affect our operating results.

We prepare our financial statements to conform to United States Generally Accepted Accounting Principles. These principles are subject to interpretation by the Financial Accounting Standards Board, American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Securities and Exchange Commission and various other regulatory or accounting bodies. A change in interpretations of, or our application of, these principles can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Additionally, as we are required to adopt new accounting standards, our methods of accounting for certain items may change, which could cause our results of operations to fluctuate from period to period.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the securities or industry analysts who publish research about us downgrade our stock or publish inaccurate or unfavorable evaluations of our company or our stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, our stock may lose visibility in the market, which in turn could cause our stock price to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Such statements include, but are not limited to, statements regarding:

∎	our financial condition and performance;

∎	the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements;

∎	our ability to obtain funding for our operations, including funding necessary to develop and commercialize our product candidates;

∎	the ability of our preclinical studies and clinical trials to demonstrate safety and efficacy of our product candidates;

∎	the success, cost and timing of our development activities, preclinical studies and clinical trials;

∎	the rate and degree of market acceptance of our product candidates;

∎	the timing or likelihood of regulatory filings and approvals;

∎	the timing and focus of our future clinical trials, and the reporting of data from those trials;

∎

expectations and intentions (including expectations relating to combination studies with momelotinib, SRA515 and SRA737, receipt of regulatory approval for momelotinib and the commercial launch for momelotinib);

∎	our plans relating to commercializing our product candidates, if approved, including timing relating to a commercial launch;

∎	our plans and ability to establish sales, marketing and distribution infrastructure to commercialize any product candidates for which we obtain approval;

∎	our ability to attract and retain key managerial, scientific and clinical personnel;

∎	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

∎	the pricing and reimbursement of our product candidates, if approved;

∎	our reliance on third parties to conduct clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

∎	our ability to expand our product candidates into additional indications and patient populations;

∎	the success of competing therapies that are or may become available;

∎	the beneficial characteristics, safety and efficacy of our product candidates;

∎	regulatory developments in the United States and other jurisdictions;

∎

our ability to obtain and maintain regulatory approval of our product candidates in the United States and other jurisdictions, and any related restrictions, limitations and/or warnings in the label of any approved product candidate;

∎	future agreements with third parties in connection with the commercialization of our product candidates;

∎	our plans relating to the further development and manufacturing of our product candidates, including additional indications for which we may pursue regulatory approval;

∎	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available;

∎	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

∎	our expectations regarding the impact of the COVID-19 pandemic on our business;

∎	the size and growth potential of the markets for our product candidates, if approved for commercial use, and our ability to serve those markets;

∎	the potential benefits of any strategic collaboration agreements we may enter into;

∎	our anticipated use of the net proceeds from this offering and our existing cash and cash equivalents;

∎	the potential future sales under our ATM Program;

∎	expected timing of the execution of, and expected results from, our exploration of strategic options; and

∎	our business strategies and objectives for future operations and other statements that are not historical facts.

The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of                  shares of common stock in this offering will be approximately $93.7 million ($107.8 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to prepare for potential commercialization of momelotinib, development of SRA515, a combination therapy study examining momelotinib with SRA515, research, clinical and process development and manufacturing of our product candidates, working capital, capital expenditures and other general corporate purposes. Additionally, we may use a portion of the net proceeds from this offering to expand our current business by in-licensing or acquiring, as the case may be, commercial products, product candidates, technologies, compounds, other assets or complementary businesses. However, we have no current commitments or obligations to do so.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and other development efforts and other factors described under “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short-term or long-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. In addition, our ability to pay cash dividends is currently prohibited by the terms of the Loan and Security Agreement with Oxford Finance LLC.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share of our common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of September 30, 2021, was approximately $95.1 million, or approximately $6.56 per share of common stock based upon 14,498,953 shares outstanding as of September 30, 2021. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of September 30, 2021.

After giving effect to the sale of 6,447,453 shares of our common stock in this offering based on the assumed offering price of $15.51 per share, the last reported sale price of our common stock on the Nasdaq Global Market on January 24, 2022, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2021 would have been $188.7 million, or $9.01 per share of common stock. This represents an immediate increase in net tangible book value of $2.45 per share to our existing stockholders and an immediate dilution in net tangible book value of $6.50 per share to new investors in this offering.

The following table illustrates this calculation on a per share basis. The as-adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus supplement. The as-adjusted information assumes that all of our common stock in the aggregate amount of $100.0 million is sold at the assumed offering price of $15.51 per share, the last reported sale price of our common stock on the Nasdaq Global Market on January 24, 2022.

Assumed public offering price per share		$15.51
Net tangible book value per share as of September 30, 2021	$6.56
Increase in net tangible book value per share attributable to this offering	$2.45

As adjusted net tangible book value per share after giving effect to this offering		$9.01

Dilution per share to new investors participating in this offering		$6.50

Each $1.00 increase (decrease) in the assumed public offering price of $15.51 per share would increase (decrease) our as adjusted net tangible book value by $6.1 million, or $0.29 per share, and increase (decrease) the dilution per share to investors participating in this offering by $0.71 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase of 1.0 million in the number of shares offered by us would increase our as adjusted net tangible book value by $14.6 million, or $0.25 per share, and the dilution per share to investors participating in this offering would decrease by $0.25 per share, assuming that the assumed public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each decrease of 1.0 million in the number of shares offered by us would decrease our as adjusted net tangible book value by $14.6 million, or $0.28 per share, and the dilution per share to investors participating in this offering would increase by $0.28 per share, assuming that the assumed public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as-adjusted information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

The information above assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, our as adjusted net tangible book value per share at September 30, 2021, after giving effect to this offering, would have been approximately $9.25 per share, and the dilution in as adjusted net tangible book value per share to investors in this offering would have been approximately $6.26 per share.

The foregoing tables and calculations above (other than the historical net tangible book value calculations) are based on 14,498,953 shares of our common stock outstanding as of September 30, 2021. The number of shares outstanding as of September 30, 2021 excludes:

∎	4,880,267 shares of common stock issuable upon exercise of options outstanding as of September 30, 2021 with a weighted-average exercise price of $19.17 per share;

∎	11,042,733 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2021, with a weighted-average exercise price of $13.21 per share;

∎

1,277,769 shares of common stock reserved and available for future issuance as of September 30, 2021, under our equity incentives plans, consisting of 1,035,359 shares of common stock reserved and available for issuance under our 2015 Equity Incentive Plan, as amended, and 242,410 shares of common stock reserved and available for issuance under our 2018 Equity Inducement Plan, as amended;

∎	1,059,683 shares of common stock issued under our ATM Program from October 1, 2021 to December 31, 2021; and

∎	17,500 shares of common stock reserved for issuance under our 2015 Employee Stock Purchase Plan as of September 30, 2021.

Up to $150.0 million of shares of our common stock may be sold from time to time under our ATM Program, of which 3,990,037 shares of common stock have been sold as of September 30, 2021 pursuant to which we received approximately $64.3 million in proceeds, net of commissions and other expenses, and of which 1,059,683 shares of common stock were sold from October 1, 2021 to December 31, 2021 pursuant to which we received approximately $22.9 million in proceeds, net of commissions.

The foregoing table does not give effect to the exercise of any outstanding options or warrants. To the extent options or warrants are exercised, there may be further dilution to new investors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax rules. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

∎	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

∎	persons subject to the alternative minimum tax or the tax on net investment income;

∎	tax-exempt organizations;

∎	pension plans and tax-qualified retirement plans;

∎	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

∎	brokers or dealers in securities or currencies;

∎	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

∎	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

∎	certain former citizens or long-term residents of the United States;

∎	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

∎	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

∎	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership or:

∎	an individual who is a citizen or resident of the United States;

∎

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

∎	an estate whose income is subject to U.S. federal income tax regardless of its source; or

∎

a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

We have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Subject to the discussions below on effectively connected income and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

∎

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

∎

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

∎

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as FATCA, Treasury Regulations issued thereunder and official IRS guidance generally impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from, a sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined under these rules), unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on our common stock and subject to the proposed Treasury Regulations described in the next sentence, will apply to the payment of gross proceeds of a sale or other disposition of our common stock. The Treasury Department has released proposed Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our common stock. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                , 2022, among us and Jefferies LLC and Cantor Fitzgerald & Co. as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock, shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
Cantor Fitzgerald & Co.
LifeSci Capital LLC.
Oppenheimer & Co. Inc.
H.C. Wainwright & Co., LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $                per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $                per share of common stock to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us, in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $0.4 million.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “SRRA.”

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of $15.0 million of additional shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

We have agreed, subject to specified exceptions, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC, not to directly or indirectly:

∎

sell, offer to sell, contract to sell or lend any shares of common stock or options, warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock (the “related securities”);

∎

effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act), or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) of any shares of common stock or any related securities;

∎	pledge, hypothecate, grant any security interest in any shares of common stock or any related securities

∎	otherwise transfer or dispose of any shares of common stock or any related securities;

∎	enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any shares of common stock or any related securities;

∎	announce the offering of any shares of common stock or any related securities;

∎

confidentially submit or file any registration statement under the Securities Act in respect of any shares of common stock or any related securities (other than as contemplated by this prospectus supplement);

∎	effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction; or

∎	publicly announce an intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph do not apply to us with respect to:

(1)	the transactions contemplated by the underwriting agreement;

(2)	repurchase of any shares of common stock or any related securities pursuant to an agreement to repurchase such shares or securities outstanding on the date of this prospectus supplement;

(3)

issuance of any shares of common stock or options to purchase shares of common stock, or issuance of shares of common stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the registration statement and this prospectus supplement, provided that any recipients thereof sign a lock-up agreement;

(4)	issuance of shares of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or exercise of warrants outstanding on the date of this prospectus supplement;

(5)

filing of a registration statement on Form S-8 to register shares of common stock issuable pursuant to the terms of stock option, stock bonus or other stock plan or arrangement described in the registration statement and this prospectus supplement;

(6)

issuance of shares of common stock in connection with any joint venture, commercial or collaborative relationship or the acquisition or license by us of the securities, businesses, property or other assets of another person or entity; provided, however, that in the case of this clause (6), such shares shall not in the aggregate exceed 10% of our outstanding shares of common stock on a fully diluted basis after giving effect to this offering;

(7)

issuance of unregistered shares of our common stock in connection with the payment of accrued dividends on shares of our preferred stock as described in the registration statement and this prospectus supplement;

(8)	effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affection the outstanding shares of our common stock; or

(9)

offer and sale of shares of common stock under our ATM Program pursuant to the at-the-market sales agreement (the “Sale Agreement”), dated August 6, 2020, by and between us and Jefferies LLC, provided that no sales shall be made under the Sale Agreement until the earlier of (i) the exercise in full by the underwriters of their option to purchase the additional shares and (ii) 30 days after the date of this prospectus supplement.

Our executive officers, directors and certain of our stockholders (each, a “lock-up party”) have agreed, subject to specified exceptions, for a period of 90 days after the date of this prospectus supplement (the “restricted period”) without the prior written consent of Jefferies LLC, not to directly or indirectly:

∎

sell, offer to sell, contract to sell or lend any shares of common stock or any related securities, effect any short sale, or establish or increase any “put equivalent position”, or liquidate or decrease any “call equivalent position”, pledge, hypothecate, grant any security interest in, otherwise transfer or dispose of any shares of common stock or any related securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the lock-up party or the spouse of the lock-up party, an immediate family member (as defined in Rule 16a-1(e) under the Exchange Act) of the lock-up party, or an immediate family member of the lock-up party’s spouse (each a, “family member”);

∎

enter into any swap, hedge or similar arrangement or agreement that transfers or is designed to, intended to, or which could reasonably be expected to lead to or result in the transfer of, in whole or in part, the economic risk of ownership of shares of our common stock or any related securities;

∎

make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares of our common stock or of any related securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration; or

∎	publicly announce an intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph do not apply to our executive officers, directors and certain of our stockholders with respect to:

(1)

the transfer of shares of common stock or any related securities by gift, or by will or intestate succession to a family member or to a trust whose beneficiaries consist exclusively of one or more of the lock-up party and/or a family member;

(2)

the transfer of shares of common stock or related securities that occurs by operation of law pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union, provided that any public disclosure or filing under the Exchange Act or otherwise that is required to be made during the restricted period as a result of such transfer shall include a statement that such transfer has occurred by operation of law;

(3)	the sale of or offer to sell shares of common stock or related securities acquired in open market transactions after this offering;

(4)

the exercise of options, warrants or other rights to acquire shares of common stock or related securities in accordance with their terms, provided that any such shares issued upon exercise, exchange or conversion of such related securities shall continue to be subject to the restrictions set forth in the lock-up agreement;

(5)

the transfer or sale of shares of common stock or related securities to us pursuant to agreements under which we, (i) upon termination of employment, have the option to repurchase such shares or related securities, (ii) are required to repurchase such shares or related securities or (iii) have a right of first refusal with respect to transfers of such shares or related securities upon termination of service of the lock-up party;

(6)

the “net” exercise of outstanding options or warrants in accordance with their terms pursuant to an employee benefit plan or warrant disclosed in this prospectus supplement relating to this offering and the surrender of shares of common stock in lieu of payment in cash of the exercise price and any tax withholding obligations due as a result of such exercise or settlement;

(7)

sales under existing trading plans pursuant to Rule 10b5-1 (“10b5-1 Trading Plans”) under the Exchange Act established prior to the date of this prospectus supplement which have been provided to the representatives or their legal counsel, provided that any public announcement or filing under the Exchange Act is required regarding sales under any such 10b5-1 Trading Plan, such announcement or filing shall include a statement that such sales has occurred under an existing 10b5-1 Trading Plan and no other filing or public announcement shall be made voluntarily during the restricted period;

(8)

the amendment of a 10b5-1 Trading Plan established prior to the date of the lock-up agreement or the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that: (i) there are no sales under or public disclosure of such new or amended 10b5-1 Trading Plan during the restricted period and (ii) no public announcement or filing regarding such new or amended 10b5-1 Trading Plan is required to be made, or is voluntarily made, during the restricted period by or on behalf of our or the lock-up party; and

(9)

the transfer of shares of common stock or related securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the shares of common stock involving a change of control of our company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the shares of common stock and related securities owned by the lock-up party shall remain subject to the restrictions contained in the lock-up agreement;

provided further, however, that:

∎

in the case of clauses (1) and (2) above, it shall be a condition to such transfer that (i) each transferee agrees to be bound in writing by the restrictions on transfer set forth in the lock-up agreement and (ii) such transfer shall not involve a disposition for value;

∎

in the case of clauses (1), (3) and (4) above, prior to the expiration of the restricted period, no public disclosure or filing under the Exchange Act by any party to the transfer shall be required, or made voluntarily, reporting a reduction in beneficial ownership of shares of common stock in connection with such transfer provided in the case of (4), for certain of our stockholders, to the extent any such warrants expire during the restricted period, (i) any public filing or public announcement under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares, or otherwise, required to be made during the restricted period shall clearly indicate in the footnotes thereto or comments section thereof that such transfer was made pursuant to the circumstances described in clause (4) and (ii) no public announcement shall be voluntarily made during the restricted period; and

∎

in the case of clause (6) above, (i) no public disclosure or filing under the Exchange Act by any party to the transfer shall be required, or made voluntarily, reporting a reduction in beneficial ownership of shares of common stock in connection with such exercise or settlement and (ii) the shares of common stock received by the lock-up party from us shall remain subject to the terms of the lock-up agreement.

These restrictions terminate after the close of trading of our common stock on and including the 90th day after the date of this prospectus supplement.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the restricted period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The Nasdaq Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, in August 2020, we entered into an “at-the-market” sales agreement with Jefferies LLC, an affiliate of one of the underwriters.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

(A) Resale Restrictions

The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia, Manitoba, New Brunswick and Nova Scotia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

(B) Representations of Canadian Purchasers

By purchasing the shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

∎

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable;

∎	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

∎	where required by law, the purchaser is purchasing as principal and not as agent; and

∎	the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest

Canadian purchasers are hereby notified that certain of the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D) Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E) Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F) Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

Australia

Neither this prospectus supplement nor the accompanying prospectus is a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, or has been lodged with the Australian Securities & Investments Commission, and each is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement and the accompanying prospectus in Australia, you confirm and warrant that you are either:

∎	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

∎

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

∎	a person associated with the company under section 708(12) of the Corporations Act; or

∎	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this prospectus supplement and the accompanying prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement and the accompanying prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or CO, or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Neither this prospectus supplement nor the accompanying prospectus have been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the accompanying prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (FIEL), and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been and neither will be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person, which is:

∎

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

∎

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

∎	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

∎	where no consideration is or will be given for the transfer;

∎	where the transfer is by operation of law;

∎	as specified in Section 276(7) of the SFA; or

∎	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX), or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. Neither this prospectus supplement nor the accompanying prospectus has been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules to whom Exempt Offers can be made. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Sierra Oncology, Inc. The underwriters are being represented in connection with this offering by Cooley LLP, San Francisco, California.

EXPERTS

The financial statements of Sierra Oncology, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, incorporated by reference in this prospectus supplement by reference to Sierra Oncology’s annual report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.sierraoncology.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above, or at our offices at 1820 Gateway Drive, Suite 110, San Mateo, California 94404 during normal business hours.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information we file later with the SEC will automatically update and supersede this information. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus supplement:

∎	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021;

∎

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June  30, 2021 and September 30, 2021, each filed with the SEC on May 7, 2021, August 5, 2021 and November 5, 2021, respectively;

∎	our Current Reports on Form 8-K filed with the SEC on February 12, 2021, May 7, 2021, June 3, 2021, June 9, 2021, August 5, 2021, September 13, 2021, November 5, 2021 and January 25, 2022;

∎

our Definitive Proxy Statement on Schedule 14A filed on April 23, 2021 and additional proxy soliciting materials filed with the SEC on June 3, 2021, respectively (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2020); and

∎

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 8, 2015 under Section  12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, will also be incorporated by reference in this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information, whether specifically listed above or filed in the future, that is deemed to have been furnished to, rather than filed with, the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates). Written or oral requests for copies should be directed Sierra Oncology, Inc., 1820 Gateway Drive, Suite 110, San Mateo, California 94404, and our telephone number is (650) 376-8679.

PROSPECTUS

Sierra Oncology, Inc.

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Subscription Rights

Purchase Contracts

Units

We may issue securities from time to time in one or more offerings, in amounts, at prices and on terms determined at the time of offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus, which will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest. The aggregate offering price of the securities we sell pursuant to this prospectus will not exceed $200,000,000.

The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Global Market under the symbol “SRRA.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in these securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 4 of this prospectus and “Item 1A – Risk Factors” of our most recent report on Form 10-K or 10-Q that is incorporated by reference in this prospectus before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with information that is different from that contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

ii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “Sierra Oncology, Inc.,” “we,” “our” and “us” refer, collectively, to Sierra Oncology, Inc., a Delaware corporation.

Company Overview

We are a late-stage biopharmaceutical company on a mission to deliver targeted therapies that treat rare forms of cancer. Our main focus is the development of momelotinib, an investigational agent for the treatment of myelofibrosis. Currently, momelotinib is in a global Phase 3 clinical trial for patients with myelofibrosis, called the MOMENTUM study, that, if successful, will be registration enabling. At its completion, we expect approximately 1,000 myelofibrosis patients to have received momelotinib, and several of our clinical trial patients remain on treatment more than 11 years later.

In the fourth quarter of 2019, we launched MOMENTUM, a randomized double-blind trial designed to enroll 180 myelofibrosis patients who are symptomatic and anemic and have been treated previously with a JAK inhibitor. The Primary Endpoint of the trial is the Total Symptom Score (TSS) response rate of momelotinib compared to danazol at Week 24 (99% power; p-value < 0.05). Danazol has been selected as an appropriate treatment comparator given its use to ameliorate anemia in myelofibrosis patients, as recommended by National Comprehensive Cancer Network (NCCN) and European Society for Medical Oncology (ESMO) guidelines. Patients are being randomized 2:1 to receive either momelotinib or danazol. After 24 weeks of treatment, patients on danazol are being allowed to crossover to receive momelotinib.

During 2020 and 2021, we have continued to operationalize the MOMENTUM trial on a global basis despite the ongoing pandemic. In June 2021, we announced that the MOMENTUM Phase 3 study enrollment has been completed, enrolling 195 patients based on a planned 180 patients. Topline data are anticipated by February 2022. Assuming positive results, we expect to submit for regulatory approval in the second quarter of 2022, and if approved, we could anticipate a commercial launch in first half of 2023. As we approach pivotal data from the late-stage development of momelotinib, we continue to explore opportunities to expand our pipeline via potential combination studies for momelotinib, such as our newly in-licensed compound SRA515.

In August 2021, we entered into an agreement with AstraZeneca AB (AstraZeneca) to acquire an exclusive global license for SRA515 (formerly AZD5153), a potent and selective bromodomain-containing protein 4 (BRD4) bromodomain and extraterminal (BET) inhibitor with a novel bivalent binding mode. We plan to initiate a Phase 2 clinical trial examining momelotinib in combination with SRA515 for the treatment of myelofibrosis in the first half of 2022. We continue to evaluate additional studies and may initiate other new trials for SRA515 in 2022.

Our portfolio also includes SRA737, a selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), an emerging target for the treatment of cancer which has a key role in the DNA Damage Response (DDR). In November 2020, we entered into an amendment to the License Agreement with CRT Pioneer Fund (CPF) to allow for the potential future clinical development of SRA737. We continue to evaluate the optimal development plan for SRA737 in solid tumors and may initiate new trials for SRA737 in 2022.

Our principal sources of liquidity as of September 30, 2021 were cash and cash equivalents of $97.1 million. Given our projected operating requirements and our existing cash and cash equivalents, we have projected insufficient liquidity to fund our operations for the next twelve months beyond the date of the issuance of the condensed consolidated financial statements included in the Quarterly Report on Form 10-Q for September 30, 2021, which raises substantial doubt about our ability to continue as a going concern. To fund our operating plans and remain as a going concern, we intend to seek additional funds through equity or debt financings, collaborations, licensing transactions or other sources. However, there can be no assurance that we will be able to complete any such transaction on acceptable terms or otherwise. Our existing cash and cash equivalents will not be sufficient for us to complete development of our product candidates and prepare for commercializing momelotinib. Accordingly, we will continue to require substantial additional capital to continue our clinical development and potential commercialization activities. We are also exploring non-dilutive options that could provide additional capital to support our North American commercialization strategy. Our independent accounts, Deloitte & Touche LLP, have not audited, reviewed, compiled or performed any procedures, and do not express an opinion or any other form of assurance with respect to any of such data.

Corporate Information

We were incorporated in Delaware in May 2003 as Phenome Systems, Inc. and changed our name to ProNAi Therapeutics, Inc. in April 2004. Shortly thereafter, we merged with SenseGene Therapeutics Inc., a Michigan corporation, with ProNAi Therapeutics, Inc. being the surviving corporation. We changed our name to Sierra Oncology, Inc. in January 2017. Our principal executive offices are located at 1820 Gateway Drive, Suite 110, San Mateo, California 94404, and our telephone number is (650) 376-8679. Our website address is www.sierraoncology.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

The Securities That May Be Offered

We may offer or sell common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and units in one or more offerings and in any combination. The aggregate offering price of the securities we sell pursuant to this prospectus will not exceed $200,000,000. Each time securities are offered with this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered and the net proceeds we expect to receive from that sale.

The securities may be sold to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the section of this prospectus captioned “Plan of Distribution.” Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. We have not paid dividends in the past and have no current plans to pay dividends. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock

Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Each series of preferred stock offered by us will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock.

Depositary Shares

We may issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Each series of depositary shares or depositary receipts offered by us will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The debt securities will be issued under an indenture between us and a trustee to be identified in an accompanying prospectus supplement. We have summarized the general features of the debt securities to be governed by the indenture in this prospectus and the form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the indenture.

Warrants

We may offer warrants for the purchase of common stock, preferred stock, debt securities or depositary shares. We may offer warrants independently or together with other securities.

Subscription Rights

We may offer subscription rights to purchase our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering.

Purchase Contracts

We may offer purchase contracts, including contracts obligating holders or us to purchase from the other a specific or variable number of securities at a future date or dates.

Units

We may offer units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the section in the applicable prospectus supplement captioned “Risk Factors,” together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements include, but are not limited to, statements regarding expectations and intentions (including expectations relating to the timing of the MOMENTUM trial and trial examining momelotinib in combination with SRA515, topline results for the MOMENTUM trial, receipt of regulatory approval for momelotinib and the commercial launch for momelotinib), costs and expenses, outcome of contingencies, financial condition, results of operations, liquidity and the sufficiency of our existing resources to fund our future operating expenses and capital expenditure requirements, our anticipated use of our existing cash and cash equivalents and the proceeds from this offering, objectives of management, debt financing, our future results of operations and financial position, business strategies, market size, potential growth opportunities, current and future nonclinical and clinical development activities, anticipated impacts of the COVID-19 pandemic, efficacy and safety profile of our product candidates, expected timing and results of clinical trials, expected timing of the execution of, and expected results from, our exploration of strategic options, collaborations with third parties, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, and our objectives for future operations and other statements that are not historical facts. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless otherwise provided in the applicable prospectus supplement, we currently expect to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire, license or invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction. The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending these uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock is incorporated by reference to Exhibit  4.5 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee to be identified in an accompanying prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered the aggregate principal amount and the following terms of the debt securities, if applicable:

∎	the title and ranking of the debt securities (including the terms of any subordination provisions);

∎	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

∎	any limit upon the aggregate principal amount of the debt securities;

∎	the date or dates on which the principal of the securities of the series is payable;

∎

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

∎

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

∎	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

∎

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

∎

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

∎	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

∎	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

∎	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

∎

the currency of denomination of the debt securities, which may be United States dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

∎	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

∎	any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

∎	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

∎	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

∎

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

∎	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of a clearing agency registered under the Exchange Act, which we refer to as the depositary, or a nominee of the depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person, which we refer to as a successor person, unless:

∎

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

∎	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

∎

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

∎	default in the payment of principal of any security of that series at its maturity;

∎

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

∎	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us; and

∎	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

∎	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

∎

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall send to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

∎	to cure any ambiguity, defect or inconsistency;

∎	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

∎	to provide for uncertificated securities in addition to or in place of certificated securities;

∎	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

∎	to surrender any of our rights or powers under the indenture;

∎	to add covenants or events of default for the benefit of the holders of debt securities of any series;

∎	to comply with the applicable procedures of the applicable depositary;

∎	to make any change that does not adversely affect the rights of any holder of debt securities;

∎	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

∎

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

∎	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

∎	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

∎	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

∎

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

∎	reduce the principal amount of discount securities payable upon acceleration of maturity;

∎

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

∎	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

∎

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

∎	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

∎

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

∎	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series.

We refer to this as covenant defeasance. The conditions include:

∎

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

∎	such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other agreement to which we are a party;

∎	no Default or Event of Default with respect to the applicable series of debt securities shall have occurred or is continuing on the date of such deposit; and

∎

delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, or depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent that it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of the Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

∎	all outstanding depositary shares have been redeemed; or

∎	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and its duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the applicable prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

∎	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

∎	the currency or currency units in which the offering price, if any, and the exercise price are payable;

∎

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

∎	whether the warrants are to be sold separately or with other securities as parts of units;

∎

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

∎	any applicable material U.S. federal income tax consequences;

∎	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

∎	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

∎	the designation and terms of any equity securities purchasable upon exercise of the warrants;

∎	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

∎

if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

∎	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

∎

the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

∎	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

∎	information with respect to book-entry procedures, if any;

∎	the antidilution provisions, and other provisions for changes to or adjustment in the exercise price, of the warrants, if any;

∎	any redemption or call provisions; and

∎	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

∎	the price, if any, for the subscription rights;

∎

the exercise price payable for our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities upon the exercise of the subscription rights;

∎	the number of subscription rights to be issued to each stockholder;

∎

the number and terms of our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities which may be purchased per each subscription right;

∎	the extent to which the subscription rights are transferable;

∎	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

∎	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

∎

the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

∎	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The descriptions of the subscription rights in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable subscription right agreements. These descriptions do not restate those subscription right agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable subscription right agreements because they, and not the summaries, define your rights as holders of the subscription rights. For more information, please review the forms of the relevant subscription right agreements, which will be filed with the SEC promptly after the offering of subscription rights and will be available as described in the section of this prospectus captioned “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE CONTRACTS

The following description summarizes the general features of the purchase contracts that we may offer under this prospectus. Although the features we have summarized below will generally apply to any future purchase contracts we may offer under this prospectus, we will describe the particular terms of any purchase contracts that we may offer in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of any purchase contract that we may offer under this prospectus before the sale of the related purchase contract. We urge you to read any applicable prospectus supplement related to specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

∎	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

∎

whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

∎	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

∎	any provisions relating to any security provided for the purchase contracts;

∎

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

∎	whether the purchase contracts are to be prepaid or not;

∎	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

∎	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

∎	a discussion of certain U.S. federal income tax considerations applicable to the purchase contracts;

∎	whether the purchase contracts will be issued in fully registered or global form; and

∎	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see the section of this prospectus captioned “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

∎	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

∎	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

∎	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell securities:

∎	through underwriters;

∎	through dealers;

∎	through agents;

∎	directly to purchasers; or

∎	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders.

We may directly solicit offers to purchase securities or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

∎	at a fixed price or prices that may be changed from time to time;

∎	at market prices prevailing at the time of sale;

∎	at prices related to such prevailing market prices; or

∎	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

∎	the name of the agent or any underwriters;

∎	the public offering or purchase price;

∎	if applicable, the names of any selling securityholders;

∎	any discounts and commissions to be allowed or paid to the agent or underwriters;

∎	all other items constituting underwriting compensation;

∎	any discounts and commissions to be allowed or paid to dealers; and

∎	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing securityholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements that they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

∎

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

∎	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery.

The underwriters and other persons acting as agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed on for us, or any underwriters, dealers or agents by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.sierraoncology.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021;

∎

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June  30, 2021 and September 30, 2021, each filed with the SEC on May 7, 2021, August 5, 2021 and November 5, 2021, respectively;

∎	our Current Reports on Form 8-K filed with the SEC on February 12, 2021, June 3, 2021, June 9, 2021, August 5, 2021 relating to an entry into a material definitive agreement, and September 13, 2021;

∎

our Definitive Proxy Statement on Schedule 14A filed on April 23, 2021 and additional proxy soliciting materials filed with the SEC on June 3, 2021, respectively (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2020); and

∎

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 8, 2015 under Section  12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110

San Mateo, California 94404

Attn: Investor Relations

(650) 376-8679

$100,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Jefferies	Cantor

Lead Managers

LifeSci Capital	Oppenheimer & Co.	H.C. Wainwright & Co.

                    , 2022